Exhibit 4.1

ASSET PURCHASE AGREEMENT

between

TREVOR GLAUM N.O.

IN HIS CAPACITY AS LIQUIDATOR OF BCL LIMITED (IN LIQUIDATION)

and

BCL LIMITED (IN LIQUIDATION)

and

PREMIUM NICKEL RESOURCES PROPRIETARY LIMITED

and

PREMIUM NICKEL RESOURCES CORPORATION

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	PROVISIONS WHICH TAKE IMMEDIATE EFFECT	17
3.	CONDITIONS PRECEDENT	18
4.	COMPETITION APPROVAL	24
5.	CARE AND MAINTENANCE FUNDING CONTRIBUTION	25
6.	SALE AND PURCHASE	26
7.	SALE ASSETS	27
8.	SALE LIABILITIES	27
9.	OWNERSHIP, BENEFIT AND RISK	29
10.	THE PURCHASE PRICE AND ADDITIONAL CONSIDERATION	30
11.	PAYMENTS	34
12.	VAT	35
13.	STUDY PHASE FUNDING OBLIGATIONS	36
14.	SELLER CONDUCT OF BUSINESS	36
15.	EXCLUSIVITY	38
16.	POST-CLOSING COVENANTS AND OBLIGATIONS	39
17.	EMPLOYEES	39
18.	DELIVERY OF THE SALE ASSETS	40
19.	WARRANTIES AND REPRESENTATIONS GIVEN BY THE PURCHASER AND PURCHASER GUARANTOR	41
20.	LIMITATION ON WARRANTY CLAIMS AGAINST PURCHASER AND PURCHASER GUARANTOR	42
21.	WARRANTIES AND REPRESENTATIONS GIVEN BY THE SELLER	43
22.	BOOKS AND RECORDS	45
23.	DISPUTE RESOLUTION	46
24.	BREACH	48
25.	PURCHASER GUARANTOR	49
26.	FORCE MAJEURE	51
27.	ANNOUNCEMENTS AND CONFIDENTIALITY	52
28.	GENERAL	53
29.	ADDRESSES FOR LEGAL PROCESSES AND NOTICES	56
30.	COSTS	57
SCHEDULE 1 BCL MINING LEASE		59
SCHEDULE 2 BCL SERVITUDE LEASE		60
SCHEDULE 3 BCL SURFACE AREA LEASE		61
SCHEDULE 4 CLOSING DATE CONTRACTS		62
SCHEDULE 5 DISCLOSURE LETTER		63
SCHEDULE 6 EMPLOYEES		64
SCHEDULE 7 FIXED ASSETS AND INFRASTRUCTURE		65
SCHEDULE 8 MOVABLE ASSETS		66
SCHEDULE 9 PURCHASED RESIDENTIAL PROPERTIES		67
SCHEDULE 10 SKETCH OF SALE MINING LICENCE AREA AND SALE SURFACE RIGHTS AREA		68

-i-

PARTIES:

This Agreement is made between:

(1)	Trevor Glaum N.O, in his representative capacity as liquidator of BCL Limited (In Liquidation) (“Liquidator”);

(2)	BCL Limited (In Liquidation), a public company registered in accordance with the laws of the Republic of Botswana under registration number BW00001813931 (“BCL”);

(3)	Premium Nickel Resources Proprietary Limited, a private company registered in accordance with the laws of the Republic of Botswana under registration number BW00000791068 (“Purchaser”); and

(4)	Premium Nickel Resources Corporation, a private company registered in accordance with the laws of Ontario, Canada (“Purchaser Guarantor”).

WHEREAS

A.	The Seller was placed in provisional liquidation by order of the Court dated 9 October 2016, which order was made final by order of the Court dated 15 June 2017.

B.	The Seller, prior to being placed in liquidation, conducted amongst other business activities, the business of operating a nickel/copper mine situate in Selebi-Phikwe, Botswana, including without limiting the generality of the foregoing, mining, processing, smelting and refining operations.

C.	The Mine has been placed in Care and Maintenance under the supervision of the Liquidator.

D.	BCL wishes to sell and transfer the Sale Assets to the Purchaser and the Purchaser wishes to purchase the Sale Assets from BCL, subject to the terms and conditions of this Agreement.

E.	The Liquidator is a Party to this Agreement for the purposes of effecting certain matters in order to procure that the Transaction is effected; it being recorded that the Liquidator shall be exempt from liability for his actions in terms hereof.

F.	The Purchaser Guarantor has agreed to stand surety for the obligations of the Purchaser in terms hereof and therefore is a Party to this Agreement to guarantee the obligations of the Purchaser in terms hereof.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Agreement and the preamble, the following terms shall, unless otherwise stated or inconsistent with the context in which they appear, bear the following meanings:

1.1.1	“Act” means the Mines and Minerals Act of Botswana [Cap 66:01] as amended;

1.1.2	“Affected Party” has the meaning ascribed thereto in clause 4.3;

1.1.3	“Affiliates” in relation to any Party means, any other person that, directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under Common Control with, such Party, in each case from time to time;

1.1.4	“AFSA” has the meaning ascribed thereto in clause 23.2.1;

1.1.5	“Agreement” means this sale of assets agreement and includes its Schedules which shall form part of it, as may be amended from time to time;

1.1.6	“Airfield” means this airfield situate on the Sale Mining Licence Area and the Sale Surface Rights Lease area and operated by the Regulatory Authority having jurisdiction;

1.1.7	“Applicable Laws” means, in relation to a Party, all and any of the following: (i) statutes and subordinated legislation and common law; (ii) regulations; (iii) ordinances and by-laws; (iv) directives, judgments and decisions of any competent authority, or any governmental, intergovernmental or supranational agency, body, department or regulatory, self-regulatory or other authority or organisation; (iv) the rules and/or policies of any stock exchange; and (v) other similar provisions, from time to time, compliance with which is mandatory for that Party;

1.1.8	“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under an Applicable Law;

1.1.9	“BCL Mining Lease” means Mining Lease State Grant No. 4/72 dated 7 March 1972 and as renewed, issued by the Department of Mines on 6 June 1995, a copy of which Mining Lease is annexed hereto as Schedule 1, which Mining Lease is to be amended as a Condition;

1.1.10	“BCL Mining Lease Area” means the premises upon which the Mining Business was carried out from and as demarcated in the BCL Mining Lease, which BCL Mining Lease Area is to be amended as a Condition;

1.1.11	“BCL Servitude Lease” means the unsigned agreement of grant of lease for business plots made between the Ngwato Land Board and the Seller for power and rail line servitude surface rights and dated 2 October 2009, a copy of which Servitude Lease is annexed hereto as Schedule 2, and which BCL Servitude Lease the Seller shall use its best endeavours, on a non-binding basis, to procure the cession of and as a component of the Conveyancing;

1.1.12	“BCL Surface Rights Lease” means the agreement of Grant of Lease made between the Ngwato Land Board and the Seller and registered in the Deeds Office under No.6/80 and dated 28 August 1980 a copy of which BCL Surface Rights Lease is annexed as Schedule 3, and to be amended as a Condition;

1.1.13	“BCLI” means BCL Investments Limited (In Liquidation), a private company registered in accordance with the laws of the Republic of Botswana under registration number BW00001826783;

1.1.14	“BIA” means the Botswana Institute of Arbitrators;

1.1.15	“Botswana” means the Republic of Botswana;

1.1.16	“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Republic of Botswana or Toronto, Ontario in Canada;

1.1.17	“BWP” or Pula means Botswana Pula, the lawful currency of Botswana;

1.1.18	“Care and Maintenance” means, following the suspension of mining at the Mine on 7 October 2016, the programme of maintaining the Fixed Assets and Infrastructure of the Mine and seeking to ensure the Mining Business is in compliance with its obligations in terms of the Act and as maintained by the Liquidator pending the sale of the Mining Business or the closure of the Mine, as the case may be;

1.1.19	“Care and Maintenance Funding Contribution” means that portion of the Care and Maintenance Funding Requirements to be calculated by agreement of the Parties and paid by the Purchaser and as further provided for by clause 5.1;

1.1.20	“Care and Maintenance Funding Requirements” means the Liquidator’s funding requirements to effect the Care and Maintenance during the Interim Period;

1.1.21	“Closing Amount” has the meaning ascribed thereto in clause 10.1;

1.1.22	“Closing Date” means the first Business Day of the calendar month immediately following the fulfilment or waiver, as the case may be, of the last outstanding Condition;

1.1.23	“Closing Date Contracts” means such new contracts or documents to be entered into in respect of the business to be carried on by the Purchaser using the Sale Assets to become effective on or after the Closing Date and set out in Schedule 4;

1.1.24	“Closing Meeting” has the meaning ascribed thereto in clause 18.1;

1.1.25	“Companies Act” means the Companies Act of Botswana [Cap 42:01] (as amended);

1.1.26	“Competition Authority” means the Competition and Consumer Authority established in terms of Section 4 of the Competition Act;

1.1.27	“Competition Act” means the Competition Act of Botswana [Cap 46:09] (as amended from time to time);

1.1.28	“Competition Approval” means the approval referred to in clause 3.1.1.8;

1.1.29	“Conditions” means the conditions precedent set out in clause 3.1 and “Condition” shall mean any one of them as the context may require;

1.1.30	“Conditions Long Stop Date” has the meaning ascribed thereto in clause 3.1;

1.1.31	“Contingent Compensation Agreement” has the meaning ascribed thereto in clause 10.9;

1.1.32	“Control” means the power of a person to exercise managerial control or secure that the affairs of another are conducted, directly or indirectly, individually or acting in concert, in accordance with the wishes of that person whether by means of:

1.1.32.1	being the beneficial owner of more than 50% (fifty per cent) of the issued share capital of that company;

1.1.32.2	having more than 50% (fifty per cent) of the voting rights of that company;

1.1.32.3	having the right to appoint or remove a majority of the board of directors of that company or other equivalent management body of such entity; or

1.1.32.4	otherwise control the votes at board meetings of that company by virtue of any powers conferred by the memorandum of incorporation, shareholders’ agreement or any other document regulating the affairs of that company, and “Controls”, “Controlled” and “Common Control” shall be construed accordingly;

1.1.33	“Conveyancing” means the registration at the Deeds Registry Office in Francistown of the sub-division and/or amendment, as applicable, of the BCL Surface Right Lease, and the subsequent registration of notarial deeds of lease and/or cession of the Sale Tribal Leases in favour of the Purchaser together with, and in the event that the BCL Servitude Lease is so capable of cession, the registration of a notarial deed of cession of the BCL Servitude Lease;

1.1.34	“Conveyancer” means Bookbinder Business Law, 9th Floor, iTowers North, Plot 54368 Gaborone, or such other conveyancer as may be appointed by the Liquidator to effect the Conveyancing;

1.1.35	“Court” means the High Court of Botswana;

1.1.36	“Court Order” means an order of the Court issued in the liquidation proceedings, granting the Liquidator leave to effect the Transaction in terms of Section 383(4)(h) of the Companies Act;

1.1.37	“Creditors” means a creditor who proves a claim in the Estate in terms of a duly quorate and authorised creditors meeting held in terms of the Companies Act and includes both unsecured and secured creditors;

1.1.38	“DEA” means the Department of Environmental Affairs at the Ministry of Environment, Natural Resources, Conservation and Tourism;

1.1.39	“Deducted Amount” has the meaning ascribed thereto in clause 11.3;

1.1.40	“Defaulting Party” has the meaning ascribed to it thereto in clause 24.1;

1.1.41	“Disclosure Letter” means the letter of the Seller recording certain matters which effect the scope of the Warranties of the Seller in terms of the Sale Assets and which Disclosure Letter is annexed hereto as Schedule 5;

1.1.42	“Dispute” has the meaning ascribed thereto in clause 23.1;

1.1.43	“Documents of Title” means in the original agreements in respect of the Tribal Leases, in such form and together with all such supporting documentation as may be required to enable the Conveyancing to be effected;

1.1.44	“Due Diligence Payment” means the sum of US$250,000 previously paid by the Purchaser to the Liquidator pursuant to section 3.1.1 of the Memorandum of Understanding;

1.1.45	“Employees” has the meaning ascribed thereto in clause 17.1 a list of which is annexed hereto as Schedule 6;

1.1.46	“Employment Act” means the Employment Act [CAP47:01];

1.1.47	“Environmental Claim” has the meaning ascribed to it thereto in clause 11.3;

1.1.48	“Environmental Liabilities” means any and all liabilities or obligations arising out of, or in connection with, a Seller Environmental Failure;

1.1.49	“Encumbrance” means any security interest, suretyship, guarantee, notarial bond, cession in security, assignment, option, pre-emption right, mortgage, charge, encumbrance, pledge, lien, assignment, subordination, hypothecation, title retention or any other security interest, agreement or arrangement, or any agreement to create any of the aforementioned;

1.1.50	“Estate” means the pooled liquidation estates of BCL and BCLI;

1.1.51	“Excluded Assets” means any assets and infrastructure of the Seller which does not form part of the Sale Assets;

1.1.52	“Excluded Employee Liabilities” has the meaning ascribed thereto in clause 8.2.3;

1.1.53	“Excluded Liabilities” has the meaning ascribed thereto in clause 8.2;

1.1.54	“Excluded Matter” means general changes in (i) the Botswana economy, or (ii) political conditions that, in either case, do not have a measurable and/or objectively determinable adverse impact;

1.1.55	“Extended Study Phase” has the meaning ascribed thereto in clause 10.3.3;

1.1.56	“Final Payment” has the meaning ascribed thereto in clause 10.2.3;

1.1.57	“Final Payment Long Stop Date” has the meaning ascribed thereto in clause 10.5;

1.1.58	“Fixed Assets and Infrastructure” means, as at the Closing Date the assets listed in Schedule 7 together with such other assets as may be agreed to in writing between the Seller and the Purchaser prior to the Closing Date;

1.1.59	“Force Majeure” has the meaning ascribed thereto in clause 26.1;

1.1.60	“GRB” means the Government of the Republic of Botswana;

1.1.61	“Historical Liability” means all liabilities of the Seller, including and without limiting any of the foregoing, to the Creditors, liability to the fiscus, third party liability and/or an employment liability (save as provided for herein), incurred from the dates of inception of the Seller up to and including the Closing Date, and being an Excluded Liability;

1.1.62	“Identified Employees” has the meaning ascribed thereto in clause 17.2;

1.1.63	“Identified Employee Termination Benefits” has the meaning ascribed thereto in clause 17.3;

1.1.64	“Interim Period” means the period commencing on the Signature Date up to and including the Closing Date;

1.1.65	“Insolvency Act” means the Insolvency Act of Botswana [Cap 42:02] (as amended);

1.1.66	“Intellectual Property” means:

1.1.66.1	all rights under any patent, copyright or design, whether registered or unregistered and any applications therefor owned by the Seller in relation to the Mining Business;

1.1.66.2	all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property owned by the Seller in relation to the Mining Business; and

1.1.66.3	all information files, records, data, plans, contracts and recorded knowledge owned by the Seller in relation to the Mining Business, including customer and supply lists related to the foregoing;

1.1.67	“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, investigations, or proceedings (public or private) by or before a governmental body (including, without limitation, any supra-national, national, state, municipal or local government, any tribunal or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority);

1.1.68	“Liquidator” means Trevor Glaum N.O. or any such person who is duly appointed to replace him in accordance with the Companies Act;

1.1.69	“Losses” means any and all losses, liabilities, obligations, claims, demands, judgments, damages, penalties, fines, suits, actions, costs and/or expenses;

1.1.70	“Material Adverse Change” means, during the period between the Signature Date and the Closing Date, any event, circumstance, effect, occurrence or state of affairs or combination of them which has, or is reasonably likely to have: (i) a Material Adverse Effect; or (ii) a material adverse effect on the ability of the Seller to consummate the Transaction;

1.1.71	“Material Adverse Effect” means a material adverse effect which, individually or in the aggregate, result(s) or is(are) likely to result in a 10% (ten per cent) or more reduction and/or deterioration in any of the Sale Assets, other than an effect arising from an Excluded Matter;

1.1.72	“Materials” has the meaning ascribed thereto in by clause 10.8;

1.1.73	“Memorandum of Understanding” means the memorandum of understanding as between, inter alia, the Liquidator and the Purchaser Guarantor, recording certain agreements in respect of the Transaction and dated 22 March 2021;

1.1.74	“Mine” means the Seller’s underground nickel/copper operations, concentrator and flash furnace smelter and associated assets and infrastructure situate on the BCL Mining Lease Area;

1.1.75	“Mining Books and Records” means any and all documents, books, (excluding books of accounts) and records (whether recorded and stored by electronic means or stored in writing, as applicable) relating to the Mining Business on or before the Closing Date (including any regulatory documentation, correspondence, approvals and/or permits), which are in the possession of the Seller and are maintained by or on behalf of the Seller in respect of the Mining Business, it being recorded that the Liquidator shall retain all such books and records relating to the Seller’s statutory books and records and such corporate and financial information as will be required to enable him to continue with the liquidation process in respect of the Estate;

1.1.76	“Mining Business” means the historical mining business of the Seller in Selebi-Phikwe, comprising, inter alia, the operation for profit of the underground nickel/copper operations, concentrator and flash furnace smelter and associated assets and infrastructure;

1.1.77	“MMRGTES” means the Ministry of Mineral Resources, Green Technology and Energy Security;

1.1.78	“Movable Assets” means certain movable assets of the Seller which are to be acquired by the Purchaser in terms hereof, which Movable Assets are assets listed in Schedule 8 together with such other movable assets as may be agreed to in writing between the Seller and the Purchaser prior to the Closing Date;

1.1.79	“Movable Assets Purchase Price” means the purchase consideration to be paid by the Purchaser to the Seller on the Closing Date for the Movable Assets to be acquired by it and which Movable Assets Purchase Price shall be agreed in accordance with clause 6.5;

1.1.80	“Mutual Conditions” means the Conditions listed in clause 3.1.1;

1.1.81	“Non-Affected Party” has the meaning ascribed thereto in clause 4.3;

1.1.82	“NSR” has the meaning ascribed thereto in clause 10.8;

1.1.83	“Occupant” means an occupant of what is to become the Sale Mining Licence Area and the Sale Surface Rights Lease Area;

1.1.84	“Operative Provisions” has the meaning ascribed thereto in clause 2;

1.1.85	“Ordinary Course of Business” means, with reference to the Seller and the Mining Business, in the ordinary normal course of the Seller’s business as conducted by it since 9 October 2016, comprising the operations of the Mining Business under Care and Maintenance and further in accordance with prudent and reasonable practice in accordance with all Applicable Laws, and undertaken by it in good faith;

1.1.86	“Parties” means the Liquidator, the Purchaser, the Purchaser Guarantor, and the Seller, and “Party” means any one of them as the context may require;

1.1.87	“Permitted Capex” means capital expenditure required to address urgent matters related to the Sale Assets such as, without limitation, preservation and safety;

1.1.88	“Pollution” means an adverse impact on the Environment caused by Potentially Hazardous Substances emitted from any activity undertaken by a Party (including arising from the presence, handling, use, transport, storage, release or disposal of any Potentially Hazardous Substances) where such impact has an adverse effect on human health or on the consumption, resilience and productivity of natural or managed ecosystems or will likely have such an effect in the future;

1.1.89	“Potentially Hazardous Substances” means any natural or artificial substances, whether in solid, liquid or gaseous form, or condition such as noise, odour, dust or heat, causing or capable of causing harm to the Environment, including electromagnetic waves and any toxic, radioactive, poisonous, noxious, corrosive, explosive, dangerous or other hazardous substances or conditions regulated by, or for which any liability or any responsibility is imposed pursuant to any Applicable Law regarding the Environment;

1.1.90	“Private Placement Regulatory Approvals” means the approvals and steps to be obtained by the Purchaser in connection with the private placement to be made in the Purchaser by certain investors in an amount equal to or greater than the Purchase Price;

1.1.91	“Project” means the planning, financing, development and implementation of a mining business on the Sale Mining Licence Area under and in accordance with the Sale Mining Licence and utilising, inter alia, the Sale Assets;

1.1.92	“Project Commissioning Date” means the date that the Project has been certified as being practically complete in all respects (including, without limitation, mechanical completion, wet commissioning and ore commissioning), in terms of the construction agreement pursuant to which the Project works have been completed and the Purchaser is ready and able to commence with commercial operations;

1.1.93	“Purchase Price” has the meaning ascribed to it in clause 10.2;

1.1.94	“Purchase Price Long Stop Date” means that day which is calculated as being 4 (four) calendar years from the Section 43 Application Approval Date;

1.1.95	“Purchased Residential Properties” means certain Residential Properties to be to be acquired by the Purchaser in terms hereof, which Purchased Residential Properties are listed in Schedule 9;

1.1.96	“Purchased Residential Purchase Agreement” means the agreement of purchase and sale of the Purchased Residential Properties to be entered into as between the Seller and the Purchaser to effect the transfer of the Purchased Residential Properties and which Purchased Residential Purchase Agreement shall be entered into and delivered as a Condition;

1.1.97	“Purchaser” means Premium Nickel Resources Proprietary Limited, being a private company registered in accordance with the laws of the Republic of Botswana under registration number BW00000791068;

1.1.98	“Purchaser Conditions” means the Conditions listed in clause 3.1.2;

1.1.99	“Purchaser Development Programme” means the Project development programme to be submitted to the Minister of MMRGTES as part of the Purchaser’s application for the Section 50 Authorisation;

1.1.100	“Purchaser Guarantor” means Premium Nickel Resources Corporation, a private company existing under the laws of the Province of Ontario, Canada;

1.1.101	“Purchaser Rehabilitation Liability” means any and all obligations and liabilities in respect of Rehabilitation Liability pertaining to the Sale Mining Licence and arising after the Closing Date;

1.1.102	“Regulatory Authority” means any supranational body, any nation or government, any independent government department, any state, province, municipality, prefecture or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation:

1.1.102.1	the Competition Authority;

1.1.102.2	the DEA; and

1.1.102.3	the Master;

1.1.102.4	MMRGTES;

1.1.102.5	The Ngwato Land Board;

1.1.103	“Rehabilitation Liability” means the on-going liability of a mining licence holder to the Regulatory Authority having jurisdiction in terms of Section 65(3) of the Act, which Rehabilitation Liability specifically incorporates, without limiting the generality of the foregoing, the obligation to ultimately reclaim the applicable mining licence area;

1.1.104	“Rehabilitation Plan” means the agreement to be entered into as between the Seller, the Purchaser and to be approved in writing by the MMGRTES, together with such other Regulatory Authority having jurisdiction, to provide for, inter alia, addressing the Seller Rehabilitation Liability in respect of the Sale Mining Licence Area together with the funding thereof and which Rehabilitation Plan shall be entered into and delivered by the parties thereto as a Condition;

1.1.105	“Royalty Agreement” has the meaning ascribed to it in clause 10.8;

1.1.106	“Sale Assets Disposal” means any sale, transfer, disposal or alienation, which has the effect of a disposal of the Purchasers legal or beneficial title over any of the Sale Assets (including the Sale Mining Lease, the Sale Mining Licence Area and the Sale Surface Rights Lease but excluding the Movable Assets) by the Purchaser, over any of the Sale Assets that they have to as at the Closing Date, which Sale Assets Disposal shall specifically exclude the registration of an Encumbrance by the Purchaser for the purpose of funding the Project;

1.1.107	“Sale Mining Licence” means the mining licence to be acquired by and issued to the Purchaser and on terms reasonably acceptable to the Purchaser under and in terms of the Transaction, and being a Sale Asset;

1.1.108	“Sale Mining Licence Area” means the surface rights area which will adhere to the Sale Mining Licence, a sketch of which Sale Mining Licence Area is annexed hereto as Schedule 10 (it being agreed and recorded that, for purposes of the Sale Mining Licence and the Sale Mining Licence Area, the northern boundary of the Sale Mining Licence and the Sale Mining Licence Area will fall between the western marker #NQ13 and the easterner marker #LM15);

1.1.109	“Sale Mining Licence Area Occupant Survey” means the survey of the present occupants of what is to become the Sale Mining Licence Area together with a record of their extant rights of occupation in the said Sale Mining Licence Area, which Sale Mining Licence Area Occupant Survey is to be effected by the Seller and delivered as a Condition;

1.1.110	“Sale Mining Lease Servitude” means the servitude whose area shall be agreed and subsequently registered in favour of the Purchaser traversing the BCL Mining Lease Area, which Sale Mining Lease Servitude shall form part of the Conveyancing;

1.1.111	“Sale Assets” collectively means the:

1.1.111.1	Fixed Assets and Infrastructure;

1.1.111.2	Intellectual Property;

1.1.111.3	Mining Books and Records;

1.1.111.4	Movable Assets;

1.1.111.5	Purchased Residential Properties;

1.1.111.6	Sale Tribal Leases;

1.1.111.7	Sale Mining Lease; and

1.1.111.8	Sale Mining Lease Servitude;

1.1.112	“Sale Assets Conditions Report” means the report to be prepared by the Seller in respect of the condition of the Sale Assets, as demonstrated by a photographic record, for the purpose of ensuring the obligations of the Purchaser as provided for by clause 9.2 and which Sale Assets Conditions Report to be delivered by the Seller as a Condition;

1.1.113	“Sale Liabilities” has the meaning ascribed to it in clause 8.1;

1.1.114	“Sale Servitude Lease” means the servitude the scope of which to be agreed by the Parties and subsequently registered on the BCL Mining Lease Area to provide for the use by the Purchaser of the area demarcated in the sketch annexed hereto as Schedule 10;

1.1.115	“Sale Surface Rights Lease” means the Surface Rights Lease as sub-divided in order to provide for the Sale Mining Licence Area and as further provided for by clause 3.3.3.1, a sketch of the area covered by the Sale Surface Rights Lease is incorporated in Schedule 10;

1.1.116	“Sale Tribal Leases” collectively means the Sale Servitude Lease and the Sale Surface Rights Lease;

1.1.117	“Security” means a deed of hypothecation (the form of which Security shall be in the sole discretion of the Seller) to be registered by the Seller to secure the payment of the Purchase Price, which Security shall be in a minimum amount of USD$55,000,000.00 (Fifty Five Million United States Dollars) and as further provided for by clause 16;

1.1.118	“Section 43 Application” means the application to be effected by the Purchaser in respect of the Sale Mining Licence for a change of mining operations and as further provided for by clause 10.3.4;

1.1.119	“Section 43 Application Approval Date” means the date upon which the Section 43 Application is deemed to have been approved by the Minister of MMRGTES in terms of the Act;

1.1.120	“Section 43 Payment” means the payment to be effected by the Purchaser in accordance with the provisions of clause 10.2.2 or 10.4, as applicable;

1.1.121	“Section 50 Authorisation” means the approval of the Minister of MMRGTES of the transfer of the Sale Mining Licence from BCL to the Purchaser in accordance with the provisions of Section 50 of the Act, which approval shall include the approval of the Purchaser Development Programme;

1.1.122	“Secured Creditor” means a creditor who, as of 9 October 2016, holds an Encumbrance over an asset or assets forming part of the Sale Assets;

1.1.123	“Seller” means BCL:

1.1.124	“Seller Conditions” means the Conditions listed in clause 3.1.3;

1.1.125	“Seller Environmental Failure” means Pollution of the Environment at the Mine, on the Sale Mining Licence Area or elsewhere:

1.1.125.1	that is attributable to the Seller;

1.1.125.2	that is in violation of Seller’s commitments in this Agreement, in breach of the BCL Mining Lease or any Applicable Law; and

1.1.125.3	where the Seller has failed to undertake such remediation as is required by any Applicable Law or this Agreement in a timely manner;

1.1.126	“Seller Rehabilitation Liability” means any and all obligations and liabilities in respect of Rehabilitation Liability pertaining to the Sale Mining Licence and arising prior to the Closing Date (as agreed between the Parties pursuant to the Rehabilitation Plan and being an Excluded Liability;

1.1.127	“Signature Date” means, once this Agreement has been signed by all the Parties, the date on which it was signed by the Party last signing in time;

1.1.128	“Study Phase” means a period of three (3) years, calculated from the Closing Date (unless extended in terms of clause 10.3.3;

1.1.129	“Study Phase Funding Obligations” means a minimum amount of USD$25,000,000.00 (Twenty Five Million United States Dollars) to be expended by the Purchaser during the Study Phase;

1.1.130	“Study Phase Funding Programme” means the programme of the Purchaser pursuant to which it shall record its envisaged programme of expenditure during the Study Phase;

1.1.131	“Subsidiary/ies” has the meaning ascribed to it in the Companies Act (or its equivalent) applicable in the jurisdiction in which such company is registered;

1.1.132	“Tax Act” means the Income Tax Act of Botswana [Cap 52:01];

1.1.133	“Taxes” means all taxes, charges, imposts, duties, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, imposed, levied, collected, withheld or assessed by a governmental authority, together with any penalties, fines or interest relating thereto, and Tax and Taxation shall be construed accordingly;

1.1.134	“Trade Liabilities” means any and all obligations and liabilities arising after the Closing Date in relation to the Continuing Liabilities;

1.1.135	“Transaction” means the transaction of purchase and sale pursuant to which the Seller shall sell, and the Purchaser shall purchase the Sale Assets;

1.1.136	“Transitional Services Agreement” means the agreement to be entered into as between the Seller and the Purchaser to share certain services required by each Party to continue their respective mining operations including, inter alia, shared water and power connections, sewerage, waste collection, specialist staff of the nature of statutory winder and rescue teams, together with such additional services as may be agreed, and which Transitional Services Agreement shall be entered into and delivered as a Condition;

1.1.137	“Unreasonable Conditions Notice” has the meaning ascribed to it by clause 4.3;

1.1.138	“VAT” means value added tax, as levied in terms of the VAT Act;

1.1.139	“VAT Act” means the Value Added Tax Act, 2001 of Botswana (as amended);

1.1.140	“Warranties” means the warranties and representations given by, as applicable: (i) the Seller in clause 21 (subject to the Disclosure Letter); or (ii) the Purchaser and the Purchaser Guarantor in clause 19; and

1.1.141	“Warranty Claim” means any suit, action, application, dispute or claim arising out of or in connection with breach of Warranties, whether or not Losses to which such claim relates have been determined.

1.2	Interpretation

1.2.1	Unless expressly provided to the contrary or inconsistent with the context, a reference in this Agreement to:

1.2.1.1	this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or that other agreement, document or instrument as amended, varied, novated or substituted from time to time;

1.2.1.2	a clause, sub-clause or Schedule is to a clause, sub-clause or schedule in this Agreement;

1.2.1.3	a person includes any natural person, firm, company, corporation, body corporate, juristic person, unincorporated association, government, state or agency of a state or any association, trust, partnership, syndicate, consortium, joint venture, charity or other entity (whether or not having separate legal personality);

1.2.1.4	any one gender, whether masculine, feminine or neuter, includes the other two;

1.2.1.5	the singular includes the plural and vice versa;

1.2.1.6	a word or expression given a particular meaning includes cognate words or expressions;

1.2.1.7	any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day is a day that is not Business Day, the next Business Day;

1.2.1.8	a statutory provision includes any subordinate legislation made from time to time under that provision and a reference to a statutory provision includes that provision as from time to time modified or re-enacted as far as such modification or re-enactment applies, or is capable of applying, to this Agreement or any transaction entered into in accordance with this Agreement;

1.2.1.9	words and expressions defined in the Companies Act which are not defined in this Agreement, shall bear the same meanings in this Agreement as those ascribed to them in the Companies Act;

1.2.1.10	the words including, include or in particular followed by specific examples shall be construed by way of example or emphasis only and shall not be construed, nor shall it take effect, as limiting the generality of any preceding words, and the eiusdem generis rule is not to be applied in the interpretation of such specific examples or general words; and

1.2.1.11	the words other or otherwise shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.2.2	All the headings and sub-headings in this Agreement are for convenience and reference only and shall be ignored for the purposes of interpreting it.

1.2.3	A term defined in a particular clause or Schedule in this Agreement, unless it is clear from the clause or Schedule in question that application of the term is to be limited to the relevant clause or Schedule, bears the meaning ascribed to it for all purposes of this Agreement, notwithstanding that that term has not been defined in clause 1.1 and, where there is any inconsistency between any term defined in clause 1.1 and any term defined in any clause or Schedule in this Agreement, then, for the purposes of construing such clause or Schedule, the term as defined in such clause or Schedule prevails.

1.2.4	No rule of construction may be applied to the disadvantage of a Party because that Party was responsible for or participated in the preparation of this Agreement or any part of it.

1.2.5	If a definition confers substantive rights or imposes substantive obligations on a Party, such rights and obligations shall be given effect to and are enforceable as substantive provisions of this Agreement, notwithstanding that they are contained in that definition.

2.	PROVISIONS WHICH TAKE IMMEDIATE EFFECT

The provisions of this clause 2 and clauses 1, 3, 4, 5, 14 and 23 to 30 (both inclusive) shall take effect and become operative immediately upon the Signature Date (the “Operative Provisions”).

3.	CONDITIONS PRECEDENT

3.1	All the provisions of this Agreement, except for the Operative Provisions (such provisions, the “Suspended Provisions”), shall be subject to the fulfilment or, where applicable, waiver of the following Conditions, on or before the expiry of 120 (one hundred and twenty) calendar days from the Signature Date or such other date as may be agreed to by the Parties in writing (the “Conditions Long Stop Date”), provided that if the Conditions Long Stop Date is not expected to occur by the expiry of the said 120 (one hundred and twenty) calendar day period as a result of the failure to satisfy any of the conditions set forth in either clauses 3.1.1 or 3.1.2 (other than 3.1.2.3 or 3.1.2.10), then either Party may elect, by notice in writing delivered to the other Party by no later than 5:00 p.m. (Central Africa Time) on the date that is not less than five days prior to the Conditions Long Stop Date or where the Conditions Long Stop Date has been previously extended, the date that is not less than 5 days prior to the Conditions Long Stop Date, so extended, to extend the Conditions Long Stop Date from time to time by a specified period of not less than 30 days; provided that notwithstanding the foregoing the neither Party shall be permitted to extend the Conditions Long Stop Date if the failure to satisfy any of the foregoing Conditions is primarily the result of a breach by that Party of its representations, warranties, covenants or agreements set forth in this Agreement.

3.1.1	Mutual Conditions

3.1.1.1	the grant of the Court Order;

3.1.1.2	approval of the Minster of MMRGTES to the amendment of the BCL Mining Lease Area in order to effect the Sale Mining Licence Area ;

3.1.1.3	receipt by the Purchaser of the Section 50 Authorisation in such form that is to the satisfaction of the Purchaser;

3.1.1.4	transfer of the Sale Mining Licence to the Purchaser, in such form and subject to such conditions as are to the satisfaction of the Purchaser (including, without limitation, confirmation that the Sale Mining Licence is in good standing);

3.1.1.5	consent of the Ngwato Land Board to the amendment to the scope of the BCL Tribal Leases and the subsequent cession of the Sale Tribal Leases to the Purchaser, in such form as is to the reasonable satisfaction of the Purchaser;

3.1.1.6	the Conveyancing having been completed and satisfactory evidence thereof delivered to the Purchaser;

3.1.1.7	execution and delivery by the Purchaser of all such documents as the Conveyancer may require to enable the Security to be registered by the Seller subsequent to the Closing Date;

3.1.1.8	the Competition Authority, either determining that there is no need to submit a notification of merger in respect of the Transaction or, failing which, unconditionally approving, or subject to the provisions of clause 4 conditionally approving, in writing the transactions contemplated by this Agreement in terms of the Competition Act;

3.1.1.9	the execution and delivery of the Rehabilitation Plan recording inter alia, the Seller Rehabilitation Liability;

3.1.1.10	the submission of the Study Phase Funding Programme to the Seller;

3.1.1.11	the delivery by the Seller of the Sale Mining Licence Area Occupant Survey duly completed to the best endeavours of the Seller;

3.1.1.12	the execution and delivery by each of the parties thereto of the Purchased Properties Purchase Agreement;

3.1.1.13	the execution and delivery by each of the Purchaser and the Seller of the Royalty Agreement;

3.1.1.14	the execution and delivery by each of the Purchaser and the Seller of the Contingent Compensation Agreement;

3.1.1.15	the execution of the Transitional Services Agreement by the Parties thereto; and

3.1.1.16	the delivery by the Seller to the Purchaser of the Sale Assets Condition Report.

3.1.2	Purchaser Conditions

3.1.2.1	the release and/or waiver of all Encumbrances held by Secured Creditors over an asset or assets forming part of the Sale Assets, which release and/or waiver shall be to the reasonable satisfaction of the Purchaser;

3.1.2.2	receipt by the Purchaser of any required Environmental Authorisations, in such form and subject to such conditions as are reasonably acceptable to the Purchaser;

3.1.2.3	the procurement of the Private Placement Regulatory Approvals;

3.1.2.4	the entry by the Purchaser, on terms reasonably satisfactory to it, of the Closing Date Contracts;

3.1.2.5	the assignment or transfer (to the extent possible) by the Seller to the Purchaser of all applicable Authorisations with respect to the ownership and operation of the Sale Assets, in such form as is to the reasonable satisfaction of the Purchaser;

3.1.2.6	the Seller confirming in writing to the Purchaser (in respect of any applicable Authorisations not assigned or transferred pursuant to clause 3.1.2.5) that it continues to hold all applicable Authorisations with respect to the ownership and operations of the Sale Assets, and that such Authorisations remain valid and in full force and effect in order to ensure any renewal and/or continuing of such Authorisations;

3.1.2.7	the Seller confirming in writing to the Purchaser that no Material Adverse Change has occurred during the period commencing on the Signature Date and terminating on the Closing Date;

3.1.2.8	the Seller confirming in writing to the Purchaser that the Warranties of the Seller set out in clause 21 were true and correct in all respects on and as of the Signature Date and are true and correct in all respects on and as of the Closing Date;

3.1.2.9	the Seller confirming in writing to the Purchaser that the Seller have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or on the Closing Date; and

3.1.2.10	the Purchaser providing the Sellers with a list of the Identified Employees.

3.1.3	Seller Conditions

3.1.3.1	the Purchaser and the Purchaser Guarantor confirming in writing to the Seller that the Warranties of the Purchaser and the Purchaser Guarantor set out in clause 19 were true and correct in all respects on and as of the Signature Date and are true and correct in all respects on and as of the Closing Date;

3.1.3.2	the Purchaser confirming in writing to the Seller that the Purchaser has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or on the Closing Date;

3.1.3.3	the Seller shall have received a certificate of the Secretary (or equivalent officer) of the Purchaser certifying that attached thereto are true and complete copies of all resolutions passed by the board of directors of each of the Purchaser and the Purchaser Guarantor authorising the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

3.1.3.4	the Seller shall have received a certificate of the Secretary (or equivalent officer) of each of the Purchaser and the Purchaser Guarantor certifying the names and signatures of the officers of the Purchaser and the Purchaser Guarantor authorised to sign this Agreement and the other documents to be delivered hereunder and thereunder.

3.2	Each of the Seller and the Purchaser shall use its reasonable endeavours to procure the fulfilment of the Conditions as soon as possible and in any event before the Conditions Long Stop Date.

3.3	In respect of the Conditions set out in clauses 3.1.1.2, 3.1.1.4, 3.1.1.5, 3.1.1.8 and 3.1.1.16, the Parties shall:

3.3.1	take all reasonable steps to procure that all Authorisations or actions of any applicable Regulatory Authority shall be obtained which are required to satisfy the relevant Conditions;

3.3.2	prepare and submit in consultation with the other Parties any notifications, filings or submissions to any applicable Regulatory Authority as soon as possible following the Signature Date and in any event within 10 (ten) Business Days thereof; and

3.3.3	specifically in respect of the Conditions contained in clauses 3.1.1.2, 3.1.1.3, 3.1.1.4., 3.1.1.5, 3.1.1.7, 3.1.1.8 and 3.1.1.16 the Parties undertake to:

3.3.3.1	for the purpose of the Conveyancing:

3.3.3.1.1	to agree the scope of the Sale Mining Licence Area and Sale Servitude and retain surveyors to prepare survey diagrams to enable the Conveyancer to prepare the Documents of Title to effect the Conveyancing of the Sale Tribal Leases; and

3.3.3.1.2	the Seller shall use its best endeavours to ascertain if the BCL Servitude Lease is capable of cession by making reasonable investigations at the Landboard and if such investigations reveal the BCL Servitude Lease is extant, to take all such steps as may be necessary to register the cession thereof as an integral component of the Conveyancing, it being specifically acknowledged by the Purchaser that this Condition shall not fail solely as a result of the failure to effect the cession of the BCL Servitude, the Purchaser having no claim in respect thereof;

3.3.3.2	agree the Rehabilitation Plan including a programme of works to enable the rehabilitation of the Sale Mining Licence Area, it being recorded that the rates as per the MSA Group Proprietary Limited J4466 Tsholofelo Nickel Project – Closure Liability Reassessment for BCL Operations dated 20 July 2021 shall be utilised for the calculation of the Seller Rehabilitation Liability and, if so required, a methodology to fund future rehabilitation;

3.3.3.3	agree the contents of the Transitional Services Agreement including a timetable upon which the transitional services shall be terminated;

3.3.3.4	co-operate with one another and use reasonable endeavours to ensure the fulfilment of the requisite filing (to the extent required) in accordance with the instructions of the Conveyancer;

3.3.3.5	ensure that its legal representatives provide the other Party with all necessary information and copies of material correspondence (including any drafts of material correspondence) to and from the relevant Regulatory Authorities and undertake to provide each other with the opportunity to comment on any such communications prior to their submission to the relevant Regulatory Authorities, provided that the other Party provides such comments within a reasonable time-frame, and accept any reasonable comments made by the other Party, provided however that the obligation contained in this clause does not preclude either Party from redacting competitively sensitive and confidential information of the relevant Party, provided however that such confidential information shall be provided to the other Party’s legal representatives on a confidential basis (and not be disclosed to the relevant Party);

3.3.3.6	inform the other Party reasonably in advance of material meetings or discussions with the relevant Regulatory Authorities and each party shall be entitled to be represented at such meetings or discussions; and

3.3.3.7	bear its own costs (including legal fees and expenses) of and incidental to any regulatory filing.

3.4	The Seller and the Purchaser shall use their respective reasonable endeavours to provide such assistance and co-operation as the other Party may reasonably request in order to satisfy the Conditions (including the provision of information which is required or requested by any Regulatory Authority).

3.5	Neither Party shall, without the prior written consent of the other Party, withdraw any notification, filing or submission made to any Regulatory Authority.

3.6	Each Party undertakes to notify the other Party in writing of anything which will or may prevent any of the Conditions from being satisfied on or before the Conditions Long Stop Date immediately that it comes to its attention.

3.7	Each Party undertakes to notify the other Party immediately on becoming aware that any of the Conditions has been satisfied and in any event within 5 (five) Business Days of such satisfaction. If the Conditions are fulfilled or, where applicable, waived prior to the Conditions Long Stop Date, then all of the Suspended Provisions shall take effect and become operative, and the whole of this Agreement shall accordingly become unconditional.

3.8	The Mutual Conditions may only be waived by the written consent of the Seller and the Purchaser. The Purchaser shall be entitled to waive any of the Purchaser Conditions by giving written notice to the Seller. The Seller shall be entitled to waive any of the Seller Conditions by giving written notice to the Purchaser.

3.9	If any one or more of the Conditions have not been fulfilled or waived (as applicable) by the Conditions Long Stop Date, then the Suspended Provisions shall not take effect and this Agreement shall terminate automatically without any further action required by any of the Parties. In the event that this Agreement terminates in accordance with this clause 3.9, each of the Parties shall be relieved of its respective duties and obligations arising in terms of this Agreement from and after the date of such termination, and such termination shall be without any liability to the Purchaser or the Seller of whatsoever nature and howsoever arising save as provided for by the clause 5 provided further that the provisions and/or obligations of the Parties set out in the Operative Provisions shall survive any such termination and shall be enforceable in terms of this Agreement.

4.	COMPETITION APPROVAL

4.1	The Parties hereby agree and undertake that, in respect of the Condition in clause 3.1.1.8 (and provided that the Competition Authority has determined it necessary to file a merger notification) the Seller’s legal advisers are hereby mandated (in consultation with the legal advisers of the Purchaser) to attend to the preparation and completion of all documentation necessary to ensure that the transactions contemplated under this Agreement are notified, filed and approved in accordance with the relevant Competition Acts.

4.2	For the purposes of procuring the fulfilment of the Condition set forth in clause 3.1.1.8 the Seller’s legal advisers are hereby authorised and instructed to, in consultation with the legal advisers to the Purchaser (if any), as soon as reasonably practicable after the Signature Date:

4.2.1	commence the preparation and completion of the requisite merger notification; and

4.2.2	lodge the requisite merger notifications with the relevant Competition Commission as soon as possible after the Signature Date, together with all documentation necessary to ensure that the transactions contemplated under this Agreement are notified in compliance with the requirements set out in the Competition Act.

4.3	In the event that the Competition Approval for the implementation of the transactions contemplated under this Agreement is issued subject to certain conditions or restrictions, then unless the Parties otherwise agree in writing, if the relevant conditions are imposed on the Purchaser or the Seller (“Affected Party”), as the case may be, that Affected Party shall abide thereby unless the Affected Party or any other Party determines in its absolute and sole discretion that such conditions are not commercially reasonable or are otherwise economically non-feasible, in which event it shall notify the other Parties (“Non-Affected Parties”) in writing of such determination within a period of 10 (ten) Business Days from the date on which the conditions or restrictions are issued (“Unreasonable Conditions Notice”). Should such Party issue an Unreasonable Conditions Notice, then within a further period of 5 (five) Business Days from the date of its issue, the Parties shall meet (in person or via telecommunications equipment) with a view to agreeing, in good faith, a course of action in addressing and/or challenging the said conditions, and the date for fulfilment of the relevant Condition shall be extended by such period as may be reasonably necessary to allow a single appeal, provided that such extended date shall not be later than 60 (sixty) days after the Conditions Long Stop Date. Should the Parties be unable to agree on any such course of action within a further period of 5 (five) Business Days from the said meeting, this Agreement shall, by that fact, automatically terminate and cease to have any binding force and effect. It is recorded that no Party shall have any claim against any other Party or Parties arising out of and/or in connection with the termination of this Agreement and the transactions contemplated under this Agreement pursuant to the provisions of this clause 4.3 and/or clause 3.1.1.8 as the case may be.

4.4	All legal fees, costs and disbursements incurred in relation to the application (or single appeal as contemplated in clause 4.3) to the relevant Competition Authority as set out herein shall be borne by the Party incurring the same. The filing fees which, in terms of the Competition Act (or applicable regulations), is to accompany the submission of the merger notifications, shall be shared equally between the Purchaser and the Seller.

4.5	The Parties undertake to provide all such assistance as may be reasonably required of them in relation to the preparation and submission of all merger notifications, as and when such assistance may be required, for purposes of procuring the fulfilment of the Condition referred to in clause 3.1.1.8 and/or fulfilling their obligations in terms of this clause 4.

5.	CARE AND MAINTENANCE FUNDING CONTRIBUTION

5.1	The Parties agree that the Care and Maintenance Funding Contribution shall be calculated on the Closing Date and paid on or before the expiry of 30 (thirty) calendar days from the date thereof, which Care and Maintenance Funding Contribution shall be the actual costs thereof as agreed between the Parties.

5.2	Subject to clause 5.4, the Care and Maintenance Funding Contribution shall be calculated and paid by the Purchaser to the Seller in United States dollars in terms of clause 5.1, and as calculated at the midmarket rate of exchange for that currency quoted by the Bank of Bank of Botswana on the Closing Date.

5.3	The Seller acknowledges that the Purchaser’s obligation to effect payment of the Care and Maintenance Funding Contribution shall be limited to a period that commences on 22 March 2021 and terminates on the earlier of: (i) the Closing Date; and (ii) the fourth month anniversary of the Signature Date, notwithstanding that the Transaction is continuing to remain in full force and effect.

5.4	In the event this Agreement shall terminate in accordance with clause 3.9, then in the event that such termination is as a result of:

5.4.1	the failure of the Seller to obtain a necessary regulatory approval from the applicable Regulatory Authority(ies) having jurisdiction; or

5.4.2	the breach of this Agreement by the Seller; or

5.4.3	any Legal Proceedings; or

5.4.4	an extended event of Force Majeure;

then the obligation of Purchaser to effect payment of the Care and Maintenance Funding Contribution shall fall away without any claim by the Seller in respect thereof.

5.5	In the event this Agreement shall terminate in accordance with clause 3.9, then in the event that such termination is as a result of:

5.5.1	a breach of this Agreement by the Purchaser; or

5.5.2	a failure of the Purchaser to procure the fulfilment of the Conditions recorded in clause 3.1.2.3 and 3.1.2.4;

then the Purchaser shall effect payment to the Seller of the Care and Maintenance Funding Contribution calculated in accordance with clause 5.1 and 5.3 without any deduction or set off therefrom.

6.	SALE AND PURCHASE

6.1	Subject to and in accordance with the terms of this Agreement and with effect from the Closing Date, the Purchaser hereby purchases, and the Seller hereby sells, assigns and transfers (as the case may be), as one indivisible transaction, the Sale Assets. The Transaction encompasses the acquisition by the Purchaser of the Sale Assets and the assumption by the Purchaser of the Sale Liabilities, but specifically excludes the Excluded Assets and the Excluded Liabilities.

6.2	Subject to and in accordance with the terms of this Agreement and without limiting the generality of the foregoing, the Disclosure Letter, the Seller shall procure the sale of the Sale Assets free and clear of all Encumbrances and in all other respects with full title guarantee, and with all rights and advantages attaching to the Sale Assets at the Closing Date.

6.3	Nothing in this Agreement shall operate to transfer to the Purchaser any assets, rights or obligations of the Seller other than the Sale Assets.

6.4	Nothing in this Agreement shall operate to transfer any liabilities and/or deems the Purchaser to have taken over and/or be responsible for, whether directly or indirectly, any liabilities of the Seller other than the Sale Liabilities.

6.5	Notwithstanding the foregoing, prior to the Closing Date, the Purchaser shall record in writing those of the Movable Assets it wishes to acquire at the Movable Assets Purchase Price and such Movable Assets shall form part of the Sale Assets. In addition, in the event that the Purchaser may desire that one or more Excluded Assets be included as Sale Assets, the Parties will negotiate in good faith to agree terms of sale of such Excluded Asset and in the event that such agreement is reached then the relevant asset shall be transferred to the Purchaser as a Movable Asset and in accordance with clause 18.

7.	SALE ASSETS

7.1	The Seller hereby cedes, assigns and transfers to the Purchaser, with effect from the Closing Date, all of, and all of the rights in and to, the Sale Assets, and undertakes that it shall take all such steps and do everything that is reasonably necessary to record or otherwise give effect to the cession, assignment and transfer of the Sale Assets.

7.2	The Purchaser specifically acknowledges that the transaction of purchase and sale envisaged in this Agreement specifically excludes the Excluded Assets and the Excluded Liabilities.

8.	SALE LIABILITIES

8.1	The Purchaser shall, from the Closing Date, in respect of the Sale Assets, assume and discharge on the due date all of the following liabilities:

8.1.1	the Trade Liabilities; and

8.1.2	the Purchaser Rehabilitation Liability;

(collectively, the “Sale Liabilities”).

8.2	Notwithstanding anything to the contrary contained in this Agreement, the Sale Liabilities shall exclude any liabilities and/or obligations not expressly referred to in clause 8.1, including without limiting the generality of the foregoing, the Historical Liabilities, the Seller Rehabilitation Liability, and any Environmental Liabilities, and nothing in this Agreement shall be construed as acceptance by the Purchaser of any such liability or obligation (including, but not limited to, any Taxes, litigation and/or regulatory fees, fines or penalties), including, without limitation, in relation to the following (“Excluded Liabilities”):

8.2.1	any and all claims by any person forming part of the Historical Liabilities (including creditors and suppliers) against the Seller that relate to the Mining Business and the Sale Assets for the period prior to the Closing Date;

8.2.2	any Environmental Liabilities (save for those arising out of the Purchasers Rehabilitation Liabilities for which the Purchaser shall remain liable for);

8.2.3	any liability or obligation arising out of, or in connection with any employees of the Seller, while in the employment of the Seller (“Excluded Employee Liabilities”); and

8.2.4	any liability and/or obligation of the Seller for or in respect of Taxation relating to periods prior to the Closing Date in respect of: (i) the Seller; and/or (ii) unless otherwise specifically provided in this Agreement, in relation to the transactions contemplated under this Agreement.

8.3	The Seller shall, and shall cause its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.

8.4	The Purchaser indemnifies and holds the Seller and its Affiliates harmless against the Sale Liabilities and against any and all loss, liability, demand, claim, action or other Legal Proceedings made or instituted against the Seller or its Affiliates in respect of the Sale Liabilities, and against all costs incurred by the Seller or its Affiliates or awarded against the Seller or its Affiliates in respect of any such demand, claim, action or other Legal Proceedings.

8.5	The Seller indemnifies and holds the Purchaser and its Affiliates harmless against the Excluded Liabilities and against any and all loss, liability, demand, claim, action or other Legal Proceedings made or instituted against the Purchaser or its Affiliates in respect of the Excluded Liabilities, and against all costs incurred by the Purchaser or its Affiliates or awarded against the Purchaser or its Affiliates in respect of any such demand, claim, action or other Legal Proceedings.

8.6	Nothing in this Agreement shall:

8.6.1	make the Seller liable in respect of any Loss of whatsoever nature in respect of the Sale Assets and the mining business to be carried on by the Purchaser at the Sale Mining Licence Area subsequent to the Closing Date (save for any liability arising out of a breach of this Agreement by the Seller);

8.6.2	require the Purchaser to perform any obligations of the Seller in relation to the Mining Business or the Sale Assets arising before the Closing Date but was not so performed;

8.6.3	make the Purchaser liable for any Losses in respect of the Excluded Liabilities; or

8.6.4	make the Liquidator liable for any and all Losses arising from any negligent act or omission or default in respect of his obligations in terms of this Agreement or any other act or omission in his capacity as Liquidator of the Estate occurring prior to the Closing Date, the Seller hereby indemnifying and holding the Liquidator together with his respective agents, employees and assigns harmless against any and all loss, liability, demand, claim, action or other Legal Proceedings which may be made or instituted against the Liquidator or their respective agents, employees and assigns in respect of the Transaction, and against all costs which may be incurred by the Liquidator and their respective agents, employees and assigns or awarded against the Liquidator or their respective agents, employees and assigns in respect of any such demand, claim, action or other Legal Proceedings.

9.	OWNERSHIP, BENEFIT AND RISK

9.1	The legal and economic risk in and benefit to the Sale Assets shall pass to the Purchaser, and the Purchaser shall assume the Sale Liabilities, on the Closing Date.

9.2	In order to preserve the Seller’s right to be restored to the Sale Assets in the circumstances set out in clause 24.3, the Purchaser hereby undertakes and agrees that, during the period from the Closing Date to the date upon which the Section 43 Payment has been effected:

9.2.1	to comply in all material respects with all Applicable Laws and maintain and/or renew all Authorisations relating to the Sale Assets that are in existence as at the Closing Date as and when they become due for renewal and refrain from knowingly doing or not doing anything that could adversely impact such Authorisations required for purposes of the Project after the Closing Date;

9.2.2	to procure that insurance cover for the Sale Assets (excluding the incorporeal assets, the Movable Assets and the Residential Properties) shall be maintained at all times and in an amount equal to the extant cover as disclosed to the Purchaser prior to the Closing Date in respect of the Sale Asset concerned, to ensure that the Seller’s interest is noted in respect of such insurance cover and to disclose such insurance cover to the Seller on the Seller’s written request therefor;

9.2.3	to maintain and preserve the Sale Assets in the condition recorded in the Sale Assets Condition Report, fair wear and tear excepted; and

9.2.4	to implement measures and processes to manage and rectify any material non-compliance with any and all Applicable Laws, including, but not limited to, the Act.

9.3	During the period recorded in clause 9.2, the Purchaser shall not without the prior written consent of the Seller (which consent shall not be unreasonably withheld) dispose of any Sale Assets (excluding the Movable Assets and the Residential Properties).

10.	THE PURCHASE PRICE AND ADDITIONAL CONSIDERATION

10.1	On the Closing Date, and in addition to the payment of the Purchase Price in terms of clause 10.2, the Purchaser shall effect payment of the following amounts without deduction or set off therefrom (“Closing Amount”):

10.1.1.1	the Care and Maintenance Funding Contribution;

10.1.1.2	the Movable Assets Purchase Price; and

10.1.1.3	the Purchased Residential Properties Purchase Price.

10.2	In addition to the Closing Amount, the Parties record that the aggregate purchase price payable by the Purchaser to the Seller for the Sale Assets shall be the sum of USD$56,750,000.00 (Fifty Six Million Seven Hundred and Fifty Thousand United States Dollars) plus the assumption of the Sale Liabilities (the “Purchase Price”) which amount shall be paid as follows (it being recorded that the Due Diligence Payment has been paid as of the date hereof):

10.2.1	on the Closing Date, the sum of USD$1,750,000.00 (One Million Seven Hundred and Fifty Thousand United States Dollars);

10.2.2	subject to clause 10.3, on the Section 43 Application Approval Date, the sum of USD$25,000,000.00 (Twenty Five Million United States Dollars) (“Section 43 Payment”); and

10.2.3	subject to clause 10.3, on the Project Commissioning Date or the Final Payment Long Stop Date, whichever is the earlier, the sum of USD$30,000,000.00 (Thirty Million United States Dollars) (“Final Payment”);

it being recorded that all amounts payable herein are exclusive of VAT (which VAT shall be for the account of the Purchaser and paid by it simultaneously with each payment being effected in terms hereof) and shall be paid without deduction or setoff therefrom (save as provided for by clause 11.3) on or before the expiry of 30 (thirty) calendar days from the event which triggers such payment.

10.3	In order to effect the Project timeously, and to provide for payment of the instalments due in respect of the Purchase Price, the Parties hereby undertake and agree (and subject to clause 10.7:

10.3.1	that subject to clause 10.3.3, the Purchaser shall expend the Study Phase Funding Obligation in accordance with the Study Phase Funding Programme during the Study Phase;

10.3.2	the Purchaser shall report to the Seller on progress of the Feasibility Study in such terms and in such details as is recorded in the Study Phase Funding Programme;

10.3.3	on or before the expiry of the Study Phase, and provided that the Purchaser has fully expended the Study Phase Funding Obligation, the Purchaser shall be entitled to extend the Study Phase by a period of 1 calendar year, which right shall be exercised by the Purchaser by providing to the Seller a written notice in terms of clause 29 in respect of same and upon receipt of such written notice the Study Phase shall be deemed to have been extended accordingly (“Extended Study Phase”);

10.3.4	at any time during the Study Phase, or the Extended Study Phase, the Purchaser will be entitled to make an election by providing to the Seller a written notice in terms of clause 29 in respect of same (an “Election”), in terms whereof it shall elect to either:

10.3.4.1	proceed with the submission of the Section 43 Application; or

10.3.4.2	abandon its intention to submit the Section 43 Application;

it being specifically acknowledged by the Purchaser that it shall be required to effect the Election on or before 30 (thirty) calendar days prior to the expiry of the Study Phase or the Extended Study Phase, as the case may be, failing which, the Purchaser shall be deemed to have made the Election recorded in clause 10.3.4.2;

10.3.5	in the event the Election is to abandon its intention to submit the Section 43 Application in terms of clause 10.3.4.2 then this Agreement will be deemed to be terminated in terms of clause 3.9 to be interpreted mutatis mutandis, and the Sale Assets will be restored to the Seller;

10.3.6	in the event the Election is to proceed with the Section 43 Application, then such Section 43 Application submission will be made as soon as reasonably practicable after the effective date of the Election, but in any event no later than 90 (ninety) calendar days from the date thereof; and

10.3.7	subject to clause 10.4, the Purchaser acknowledges that a failure by the Purchaser to effect payment of the Section 43 Payment or to comply with the Study Phase Funding Obligations, will constitute a material event of default entitling the Seller to reclaim possession of the Sale Assets without compensation being paid therefor.

10.4	The Purchaser shall at any time during the Study Phase or the Extended Study Phase (as the case may be), be entitled to pre-pay the Section 43 Payment, in which event the Seller’s right to restoration of the Sale Assets recorded above shall terminate and, in the event of a breach of this Agreement by the Purchaser, the Seller shall not be entitled to a claim of repossession, but its claim shall be limited solely to damages and in terms of the Security.

10.5	The Purchaser acknowledges that it shall be required to effect the Final Payment on or before the expiry of a period which is calculated as being the Section 43 Approval Date plus 4 (four) calendar years (the “Final Payment Long Stop Date”).

10.6	In order to secure the payment of the Purchase Price the Seller shall be entitled to register the Security, at its sole cost and expense, it being recorded that the Purchaser will procure that Security shall be subordinated to the rights of any third party lender, provided that the Seller shall not be obligated to subordinate the Security unless the Purchaser has effected payment of the Section 43 Payment or secured same by means of an irrevocable financial guarantee to be issued by such third party lender in favour of the Seller.

10.7	If subsequent to the payment of the Section 43 Payment and prior to Final Payment:

10.7.1	the Purchaser and/or the Purchaser Guarantor undergoes a change in Control; or

10.7.2	any Sale Assets Disposal takes place.

the Seller shall be entitled, but not obliged, to require the full amount of the Purchase Price (subject to clause 11.3) then outstanding by giving written notice to the Purchaser in accordance with clause 30 of such requirement and in which event the full amount of the Purchase Price shall be deemed to be due and payable notwithstanding the provisions of this clause 10.

10.8	In addition to the Purchase Price, pursuant to the terms of a net smelter royalty agreement (the “Royalty Agreement”) to be entered into between the Purchaser and the Seller as a Condition, the Purchaser shall be obligated to effect payment to the Seller of a net smelter royalty (“NSR”) calculated as being 2% (two percent) on the net value of sales of concentrate (or any other economic mineral resources material produced or sold) (“Materials”), subject to:

10.8.1	the right of the Purchaser to reduce the NSR to calculated as being 1% (one percent) on the net value of sales of Materials against payment of the sum of USD$20,000,000.00 (Twenty Million United States Dollars) which right shall be exercised on or before the expiry of two years from the date of first sales of Materials; and

10.8.2	a right of first refusal against any transfer of the NSR by the Seller.

10.9	In addition to the Purchase Price and the NSR, pursuant to the terms of a contingent compensation agreement (the “Contingent Compensation Agreement”) to be entered into between the Purchaser and the Seller as a Condition, the Purchaser undertakes and agrees to effect payment of the following amounts in respect of the discovery of new Materials at the Mine for a period of seven years from the date of first shipment of Materials (at a minimum grade of 2.5%Ni equivalent), to be paid at the decision to mine and on the following basis:

10.9.1	25 MT ≤ new deposit ≥ 50 MT an amount equal to USD$0.50 per metric ton;

10.9.2	50 MT ≤ new deposit ≥ 75 MT an amount equal to USD$0.20 per metric ton additional per incremental ton;

10.9.3	75 MT ≤ new deposit ≥ 100 MT an amount equal to USD$0.30 per metric ton additional per incremental ton; and

10.9.4	new deposit ≥ 100 MT an amount equal to USD$0.40 per metric ton additional per incremental ton;

the payment of any contingent compensation pursuant to the terms of the Contingent Compensation Agreement shall be effected from the Purchaser’s operating cash flow and subject to availability liquidity and in the event that such payments are delayed will bear interest at an amount to be agreed in the Contingent Compensation Agreement.

10.10	The Contingent Compensation Agreement will also provide that in the event that commodity prices, on a nickel equivalent basis, rise by more than 25% on a quarterly basis during the period of seven years from the date of first shipment of Materials, the Seller shall be compensated by an amount equal to 15% of any related increase in post-tax profitability of the Purchaser for each quarter that the increased price is in effect, payable from the realized revenues from the associated concentrate sales.

10.11	The Seller and the Purchaser agree that the Purchase Price and the Sale Liabilities shall be allocated among the Sale Assets for all purposes (including Tax and financial accounting) as recorded in this Agreement. Neither the Seller nor the Purchaser shall take a contrary position with respect to such allocation in any Tax proceeding, audit, investigation, assessment, reassessment objection or appeal.

11.	PAYMENTS

11.1	The Purchaser shall pay to the Seller the Closing Amount and the Purchase Price exclusive of VAT and without deduction or set off therefrom (subject to clause 11.3 into the bank account recorded in clause 11.2.

11.2	All payments to be made by the Purchaser to the Seller in terms of this Agreement, shall be discharged by the Purchaser in full by way of electronic funds transfer into the following bank account:

Account Name	BOOKBINDER BUSINESS LAW

Bank Name	First National Bank of Botswana

Branch	Corporate

Branch Code	28-22-67

SWIFT Code	FIRNBWGX

Account Numbers	62578673795 (USD$ Account)

11.3	Notwithstanding the Sellers right to payment without deduction or set off therefrom the Seller acknowledges that the Purchaser shall have the right to set off and/or deduct from monies due in terms of this Agreement in the following circumstances (and no other):

11.3.1	In the event of any loss, liability, demand, claim, action or other Legal Proceedings made or instituted against the Purchaser or any of its Affiliates in respect of Environmental Liabilities that has been commenced or awarded under any Applicable Laws (“Environmental Claim”), the Purchaser shall be entitled to:

11.3.1.1	withhold and suspend any amounts due and payable by the Purchaser to the Seller under this Agreement (for certainty, such amounts to include those on account of the Purchase Price or under or pursuant to either of the Royalty Agreement or the Contingent Compensation Agreement) until such time as such Environmental Claim has been fully and finally determined; and

11.3.1.2	set off and deduct against any amounts due and payable by the Purchaser to the Seller under this Agreement (for certainty, such amounts to include those on account of the Purchase Price or under or pursuant to either of the Royalty Agreement or the Contingent Compensation Agreement) any amount the Seller is liable for pursuant to clause 8.5 as a result of such Environmental Claim;

provided that in the event the Purchaser so withholds, suspends, sets off and/or deducts any payment in terms of this clause 11.3 (“Deducted Amount”), and the award of the arbitrator is in favour of the Seller then the Purchaser shall immediately pay such Deducted Amount together with interest thereon to be calculated at the rate of 6% per annum to be calculated and compounded monthly from the date of first deduction to the date of payment thereof.

12.	VAT

12.1	The Parties agree that all payments to be effected in terms of the Transaction are subject to VAT in terms of the VAT Act.

12.2	In order to ensure compliance with the provisions of the VAT Act the Seller shall issue an invoice to the Purchaser in respect of each payment of the Purchase Price when due to enable the Purchaser to timeously comply with the provisions of the VAT Act.

13.	STUDY PHASE FUNDING OBLIGATIONS

13.1	The Purchaser will be obligated to procure and expend the Study Phase Funding Obligations in accordance with the Study Phase Funding Programme; it being recorded that a failure to effect such Study Phase Funding Obligations shall be a material breach of this Agreement.

13.2	The Seller will be entitled to audit the Study Phase Funding Obligations and to request all such reasonable information in respect thereof as it may in its discretion require.

13.3	It is specifically recorded that a breach of this clause 13 by the Purchaser shall be a material breach of this Agreement, entitling the Seller to terminate this Agreement and to be restored to the Sale Assets without compensation being paid therefor by the Seller.

14.	SELLER CONDUCT OF BUSINESS

14.1	During the Interim Period and unless otherwise agreed to with the Purchaser, the Seller agrees and undertakes in favour of the Purchaser:

14.1.1	to continue to conduct the Mining Business in the Ordinary Course of Business and/or as prescribed by any Applicable Laws in a manner consistent with best industry practice and, for the avoidance of doubt, the Seller will not, amongst other things, breach or enter into any material contracts or commitments that are unusually onerous or do anything which, in any such case, is either out of the Ordinary Course of Business or of a material nature, it being recorded that for purposes of this clause “material nature” includes any actions, contracts or commitments that have, or are reasonably likely to have, an adverse impact (in any way whatsoever) on the Sale Assets;

14.1.2	to comply with all Applicable Laws and maintain and/or renew all Authorisations relating to the Sale Assets that are in existence as at the Signature Date as and when they become due for renewal and refrain from knowingly doing or not doing anything that could adversely impact such Authorisations and/or the Purchaser’s own Authorisations required for purposes of the Project after the Closing Date;

14.1.3	to procure that existing insurance cover for the Seller in relation to the Sale Assets shall be maintained at all times on the basis disclosed to the Purchaser as being in force on the Signature Date;

14.1.4	to keep the Purchaser promptly informed as to all material developments in the operation of the Mining Business as carried on by the Seller;

14.1.5	to allow the Purchaser and its representatives (the identity of which is subject to the prior approval of the Seller it being recorded that the Seller may reasonably deny access to any Purchaser’s representative, if it does not wish to allow such access) access to the Sale Assets, including the relevant books and records (but excluding financial records), to conduct such investigations, inspections, surveys, work programs or tests thereof as the Purchaser deems reasonably necessary or desirable to further familiarise itself with the Sale Assets. Such investigations, inspections, surveys, work programs and tests shall be carried out at the Purchaser’s sole and exclusive risk, and without undue interference with the operations of the care and maintenance activities being conducted on site and the Seller shall co-operate in facilitating such investigations, inspections, surveys, work programs and tests. Such access shall include access to the data room established by the Seller; provided that all such access is subject to the procedures and rules of the Seller in this regard;

14.1.6	to notify the Purchaser if it enters into or modifies any agreement with any trade union or other body representing the Employees;

14.1.7	as soon as reasonably practicable, to notify the Purchaser in writing if any event occurs that constitutes or may constitute a misrepresentation or a breach of Warranty or other breach of this Agreement; and

14.1.8	to rectify and implement measures and processes to manage and rectify any non-compliance with any and all Applicable Laws, including, but not limited to, the Act;

14.2	During the Interim Period, the Seller shall not without the prior written consent (which consent shall not be unreasonably withheld) of the Purchaser, and provided that no action under clauses 14.2.1 to 14.2.4 has or will have an Material Adverse Effect (actual or reasonably foreseeable) of whatsoever nature on any of the Sale Assets:

14.2.1	dispose of any Sale Assets, it being acknowledged by the Purchaser that the Seller is entitled to dispose of the Excluded Assets without further reference to the Purchaser;

14.2.2	enter into or agree to enter into any new agreement in connection with any of the Sale Assets;

14.2.3	create, renew, increase or alter any Encumbrance over any Sale Assets, save for any discharge or removal of an Encumbrance;

14.2.4	enter into or commit to entering into any transaction other than in the Ordinary Course of Business and on arms’ length terms and for full and proper consideration.

14.3	During the Interim Period, the Seller confirms, warrants and represents that the following statements are and will remain true and correct:

14.3.1	save in the Ordinary Course of Business and other than Permitted Capex, which Permitted Capex shall only be incurred subject to the reasonable consent of the Purchaser, the Seller will not have incurred or become committed to incur any material capital expenditure in respect of the Sale Assets nor will the Seller have sold or disposed of or entered into any agreement for the sale or disposal of any of the Sale Assets;

14.3.2	the Seller, for purposes of the Mining Business, will not have entered into any transaction except in the Ordinary Course of Business;

14.3.3	the Seller will have conducted the Mining Business in the Ordinary Course of Business and in the same manner as it has been conducted up to the Signature Date;

14.3.4	there will not have been any Material Adverse Change.

14.4	The Seller indemnifies and hold the Purchaser harmless against all claims which may be made against and all liabilities which may be incurred by the Purchaser as a result of the breach by the Seller of any of the provisions contained in this clause 14.

15.	EXCLUSIVITY

15.1	During the Interim Period, the Seller and the Liquidator shall not, and shall not permit any of their respective investment bankers, attorneys and accountants to, and shall use their reasonable best efforts to cause their executive management, Affiliates, representatives and other agents not to, directly or indirectly:

15.1.1	engage in negotiations or discussions concerning, or provide any non-public information (or otherwise afford access to the properties, books, contracts, financial information, data room, records and personnel of the Seller or their respective Affiliates and/or the Sale Assets) to any person or entity in connection with any acquisition proposal; or

15.1.2	agree to, enter into letter of intent or similar agreement in principle with respect to, approve, recommend or otherwise endorse or support any acquisition proposal,

other than in respect of the Transaction.

16.	POST-CLOSING COVENANTS AND OBLIGATIONS

16.1	The signatories to this Agreement shall co-operate with each other and execute and deliver to the other signatories such other instruments and documents and take such other actions as may be necessary or reasonably requested or required from time to time in order to effect an orderly hand-over of the Sale Assets and the assumption of the Sale Liabilities.

16.2	Without limiting the generality of the foregoing, the Purchaser shall do all such acts and sign all such additional documents as may be requested by the Conveyancers in order to timeously lodge the Security for registration at the Deeds Registry in Francistown.

17.	EMPLOYEES

17.1	Schedule 6 contains a list of all of the employees of the Seller in respect of the Sale Mining Licence Area, together with employees whose services may form part of the Transitional Services Agreement and as at the Signature Date (“Employees”).

17.2	As a Condition, the Purchaser will furnish the Sellers with a list of Employees that the Purchaser, in its sole discretion, wishes to employ as from the Closing Date (“Identified Employees”). The Purchaser shall be entitled to employ the Identified Employees on terms and conditions agreed between the Purchaser and each Identified Employee.

17.3	The Parties agree that, subject to the consent of the applicable Identified Employees, with effect from the Closing Date, the employment contracts between the Seller and the Identified Employees will automatically terminate and the Seller shall be liable for and settle all termination benefits which may be due to the Identified Employees in terms of their employment contracts and/or the Employment Act as at the Closing Date (“Identified Employee Termination Benefits”).

17.4	Subject to Applicable Law, no Employees shall be deemed to have been transferred by the Seller to the Purchaser in terms of this Agreement, unless a court of competent jurisdiction shall otherwise order and in which event the Seller shall bear no liability to any Identified Employee subsequently employed by the Purchaser, the Purchaser undertaking and agreeing to indemnify and hold the Purchaser harmless against any and all Losses the Seller may suffer in the event of any such ruling.

17.5	The Seller indemnifies and holds the Purchaser harmless against all Losses arising out of or in connection with:

17.5.1	the employment or termination of employment of any Identified Employee prior to the Closing Date;

17.5.2	any failure by the Seller to comply with its obligations to any trade union or other worker representative or under any law prior to the Closing Date; or

17.5.3	any payments due under or in connection with any profit related pay scheme applicable to the Identified Employees immediately before the Closing Date which are payable to the Identified Employee whether or not such payment arises from or in connection with the period of employment before the Closing Date.

17.6	The Purchaser indemnifies the Seller and holds the Seller harmless against all Losses arising out of or in connection with the employment of any Identified Employee subsequent to the Closing Date, unless such Loss arises out of the act or omission of the Seller.

18.	DELIVERY OF THE SALE ASSETS

18.1	On the Closing Date, representatives of the Parties shall meet at 10h00 at the offices of the Seller or at such other place, venue and time as they may agree to complete the transfer and delivery of the Sale Assets and do all such things as may be necessary in order to: (i) fully and effectively place the Purchaser in actual possession and operating control (and constitute it the owner) of the Sale Assets; and (ii) implement the transactions contemplated in this Agreement (the “Closing Meeting”).

18.2	At the Closing Meeting, against receipt at the Closing Meeting of the wire transfer of the Closing Amount to the bank account referred to in clause 11.2:

18.2.1	the Seller shall deliver to the Purchaser:

18.2.1.1	certification by the Liquidator confirming that the necessary authorisation for the execution and implementation by the Seller of this Agreement (and any other documents to be entered into by it pursuant to the transactions contemplated therein) has been duly obtained;

18.2.1.2	all Documents of Title;

18.2.1.3	all records and documents relevant to, and necessary to ensure a reconciliation of, the Sale Liabilities;

18.2.1.4	the Sale Assets which are capable of transfer by physical delivery with the intent that legal title to such assets shall pass by and upon such delivery;

18.2.1.5	the Sale Assets (other than those referred to in clause 18.2.1.3) to the Purchaser at the premises at which the Seller conducts its business; and

18.2.1.6	all documentation relating to the Sale Assets which the Purchaser may require in respect of the Sale Assets (excluding the financial records); and

18.2.1.7	the Parties shall deliver to the others of them, a signed closing statement dealing with all such closing matters as the Parties may agree upon.

18.3	The Seller shall take all such steps and do everything that is reasonably required of it to put the Purchaser in actual possession and operating control of the Sale Assets.

18.4	Notwithstanding anything to the contrary in this Agreement, all of the matters to be completed pursuant to this clause 18 shall be deemed to have been completed simultaneously, and that none of them shall be deemed to have been completed unless all of them have been completed.

19.	WARRANTIES AND REPRESENTATIONS GIVEN BY THE PURCHASER AND PURCHASER GUARANTOR

19.1	The Purchaser and the Purchaser Guarantor, on a joint and several basis, hereby give to the Seller the Warranties set out in clause 19.4 and no other on each of the Signature Date and the Closing Date and warrant that each Warranty is true and accurate.

19.2	Each Warranty given by the Purchaser and the Purchaser Guarantor in terms of this Agreement shall be a separate warranty and shall in no way be limited to or restricted by reference to or by inference from the terms of any other Warranty.

19.3	Each of the Purchaser and the Purchaser Guarantor acknowledge and agree that the Seller, in entering into this Agreement, is relying on these Warranties and on the basis that such Warranties are, were or will be (as the case may be) true, accurate and not misleading on the various dates specified therefor.

19.4	Each of the Purchaser and the Purchaser Guarantor warrants and represents to the Seller that:

19.4.1	it is a private company duly organised and validly existing under the laws of the jurisdiction of its incorporation;

19.4.2	each has and shall continue to have the necessary legal capacity and powers to enter into and perform each of its obligations under this Agreement and has taken all necessary corporate and/or internal action to authorise the execution and performance of this Agreement;

19.4.3	the Agreement constitutes a legal, valid and binding obligation on the Purchaser and the Purchaser Guarantor, enforceable against the Purchaser and the Purchaser Guarantor in accordance with its terms;

19.4.4	it is not aware of any fact, matter, occurrence, act or omission, or any term of any agreement, which would or may prevent it from being able to make payment of the Care and Maintenance Funding Contribution and the portion of the Purchase Price that is due on the Closing Date;

19.4.5	on the Signature Date and the Closing Date, neither the Purchaser nor the Purchaser Guarantor will have passed a resolution, and no court of competent jurisdiction will have made an order that:

19.4.5.1	either the Purchaser or the Purchaser Guarantor be wound up or liquidated;

19.4.5.2	a receiver, business rescue practitioner, curator or administrator on behalf of any creditor(s) have been appointed in respect of either the Purchaser or the Purchaser Guarantor or their respective businesses or any part thereof; and

19.4.6	each of the Purchaser and the Purchaser Guarantor will be able to pay their respective debts, and neither will be insolvent.

20.	LIMITATION ON WARRANTY CLAIMS AGAINST PURCHASER AND PURCHASER GUARANTOR

20.1	The aggregate liability of the Purchaser and/or the Purchaser Guarantor under or in connection with any and all Warranty Claim(s) shall not exceed the amount of the Purchase Price actually received by the Seller at the time that the Warranty Claim is made by the Seller.

20.2	Neither the Purchaser nor the Purchaser Guarantor shall be liable to the Seller in respect of any Warranty Claim unless written notice containing reasonable details of the specific matter in respect of the Warranty Claim is given by the Seller to the Purchaser and/or the Purchaser Guarantor, as the case may be, and such notice is received by the Purchaser and/or the Purchaser Guarantor as the case may be, no later than a date which is 24 (twenty four) months from the Closing Date.

20.3	Where the Seller gives written notice of the Warranty Claim to the Purchaser and/or the Purchaser Guarantor as the case may be pursuant to clause 20.2 before the relevant date specified in clause 20.2, the Seller may institute legal or arbitration proceedings against the Purchaser and/or the Purchaser Guarantor as the case may be within 2 (two) months of service of notice of that Warranty Claim made upon the Purchaser and/or the Purchaser Guarantor, as the case may be, unless such Warranty Claim has been settled or otherwise been dealt with as between the Purchaser and/or the Purchaser Guarantor as the case may be and the Seller.

21.	WARRANTIES AND REPRESENTATIONS GIVEN BY THE SELLER

21.1	Subject to clause 21.5 to 21.8, the Seller hereby gives to the Purchaser the Warranties set out in clause 21.4 and no other on each of the Signature Date and the Closing Date and warrants that each Warranty is true and accurate.

21.2	Each Warranty given by the Seller in terms of this Agreement shall be a separate warranty and shall in no way be limited to or restricted by reference to or by inference from the terms of any other Warranty.

21.3	The Seller acknowledges and agrees that the Purchaser, in entering into this Agreement, is relying on these Warranties and on the basis that such Warranties are, were or will be (as the case may be) true, accurate and not misleading on the various dates specified therefor.

21.4	The Seller warrants and represents to the Purchaser that (subject always to the matters recorded in the Disclosure Letter):

21.4.1	It is a public company duly organised and validly existing under the laws of the jurisdiction of its incorporation;

21.4.2	forthwith following the fulfilment of the Condition recorded in clause 3.1.1.4, no regulatory action, fines or other penalties has or may be taken or levied by any Regulatory Authority as a result of any non-compliance by the Seller or the Mining Business with any Applicable Laws;

21.4.3	to the best knowledge of the Seller having made due enquiry, the Mining Business has obtained and remained in good standing in respect of all necessary consents, licences, permits and other Authorisations required for the conduct of the Mining Business;

21.4.4	it has and shall continue to have the necessary legal capacity and powers to enter into and perform each of its obligations under this Agreement and has taken all necessary corporate and/or internal action to authorise the execution and performance of this Agreement;

21.4.5	the Agreement constitutes a legal, valid and binding obligation on the Seller, enforceable against the Seller in accordance with its terms;

21.4.6	the Seller owns, lawfully possesses or controls the Sale Assets and has good and marketable title thereto, and no other person has any rights or interest to or in respect of the Sale Assets, save for such matters as are specifically recorded in the Disclosure Letter;

21.4.7	other than as set out in this Agreement (and in particular in terms of the Disclosure Letter, none of the Sale Assets is subject to any encumbrance (including but not limited to any mortgage, debenture or notarial bond, cession, pledge, charge, lease, lien, right of retention, attachment, security interest).

21.5	The Purchaser specifically acknowledges that all representations, warranties, conditions, guarantees and stipulations, express or implied, statutory, customary or otherwise in respect of the Sale Assets or any of the rights, title and interest transferred or agreed to be transferred pursuant to this Agreement are expressly excluded (including warranties and conditions as to title, quiet possession, merchantable or satisfactory quality, fitness for purpose and description).

21.6	The Sale Assets are sold in their condition and locations as at the time of the making of this Agreement. Unless otherwise required by Applicable Laws (and then only to that extent), neither the Seller nor the Liquidator shall be liable for any loss arising out of, or due to, or caused by any defect or deficiencies in any or all of the Sale Assets.

21.7	The Purchaser agrees that the terms and conditions of this Agreement and the exclusions and limitations contained in it are fair and reasonable having regard to the following:

21.7.1	that this is a sale by an insolvent company in circumstances where the Liquidator’s knowledge of the Sale Assets are limited and it is usual that no representations and warranties are given by or on behalf of the Seller or the Liquidator;

21.7.2	that the Purchaser has relied solely on the opinions of itself and its professional advisors concerning the Sale Assets or any of them, their quality, condition, description, fitness and suitability for any purpose, the possibility that some or all of them may have defects not apparent on inspection and examination, and the use it intends or proposes to put them to;

21.7.3	that the Purchaser has agreed to purchase the Sale Assets or any of them “as seen” in their present state and condition for the Purchase Price that takes into account the risk to the Purchaser represented by the Parties’ belief that the said exclusions and limitations are or would be recognised by the Court; and

21.7.4	that the Purchaser, its representatives and advisers have been given the opportunity it or they may wish to have to examine and inspect the Sale Assets or any of them and all relevant documents relating to them.

21.8	Save as expressly provided for by clause 21.4, the Purchaser acknowledges that it has not entered into this Agreement in reliance upon any representations, agreements, statements or replies to specific enquiries (whether oral or written) made or alleged to have been made by the Seller, the Liquidator or their representatives at any time.

21.9	Nothing in this Agreement operates to limit or exclude any liability for fraud or fraudulent misrepresentation.

21.10	The Seller shall not be liable in respect of any Warranty Claim unless the Loss claimed to be sustained from a single (or a series of claims arising from substantially identical facts and circumstances) Warranty Claim exceeds BWP100,000.00 (One Hundred Thousand Pula).

21.11	The process of instituting a Warranty Claim shall, mutatis mutandis, be the same as set out in clauses 20.2 and 20.3.

22.	BOOKS AND RECORDS

22.1	The Purchaser’s representatives shall be entitled at reasonable times and on reasonable notice to inspect and make copies of and extracts from the Seller’s books and records for the Mining Business (excluding all such financial records), to such extent as the Purchaser may reasonably require from time to time after the Closing Date, for the purposes of exercising any of its rights under this Agreement and in relation to the implementation of the Project.

22.2	The Seller’s representatives shall be entitled at reasonable times and on reasonable notice to inspect and make copies of and extracts from the Purchaser’s books of account and records for the Sale Assets relating to the period prior to the Closing Date insofar as such books of account and records are required by the Seller for any regulatory or Tax investigation that has been instituted against it.

22.3	Any of the Seller’s books, records and other documents for the Mining Business which may be taken by the Purchaser in the course of taking delivery of the Sale Assets shall continue to remain the Seller’s property and shall be returned to the Seller as and when the Seller so requires.

23.	DISPUTE RESOLUTION

23.1	Save as provided to the contrary elsewhere in this Agreement, should any dispute, disagreement or claim arise between any of the signatories to this Agreement (“the Dispute”) concerning this Agreement, then any party to the Dispute may invite the other(s) in writing to a meeting of the respective Chief Executive Officers of the parties to the Dispute (in the case of the Seller to the Liquidator) and the parties to the Dispute shall attempt to resolve the Dispute through negotiation between the Chief Executive Officers within 30 (thirty) Business Days from date of such written invitation.

23.2	If the Dispute has not been resolved by such negotiation within 30 (thirty) Business Days of the commencement thereof by agreement between the parties to the Dispute, then the parties to the dispute shall:

23.2.1	submit the Dispute to mediation to be administered by the Arbitration Foundation of Southern Africa (“AFSA”), upon such terms as agreed between the parties to the Dispute and the secretariat of AFSA; and

23.2.2	failing agreement as aforesaid within 10 (ten) Business Days of the Dispute being submitted to mediation, the parties to the Dispute shall refer the Dispute to arbitration as provided in clause 23.5.

23.3	Any settlement agreement concluded by the parties to the Dispute as a result of such mediation shall become final and binding on signature by the last party to the settlement agreement. If any party to the mediation fails to sign any such settlement agreement within 10 (ten) Business Days of receipt thereof, the Dispute shall be referred to arbitration in accordance with the provisions of clause 23.5.

23.4	All communications made by the parties to the Dispute to the mediator or to each other during or in connection with the mediation are made without prejudice to any rights which they may have and form part of bona fide settlement negotiations. The parties to the Dispute shall keep the mediation proceedings and any order made by the Mediator confidential save to the extent otherwise contemplated herein. The Mediator shall not be compelled by any party to the Dispute to disclose any fact learnt in the course of the mediation in any subsequent legal proceedings which may take place and the parties waive their right to require the Mediator to testify regarding what transpired in the mediation.

23.5	Failing agreement as referred to in clause 23.2.2 or in the event of any of the parties to the Dispute furnishing its notice of dispute within 10 (ten) Business Days of the Mediator’s decision as envisaged in terms of clause 23.3, the dispute shall be submitted to arbitration for final resolution in accordance with the rules of BIA by a single arbitrator as may be agreed to by the parties to the dispute and, failing such agreement within 5 (five) Business Days, such arbitrator appointed in accordance with the rules of BIA.

23.6	Unless otherwise agreed in writing by all the parties to the Dispute:

23.6.1	any such negotiation, mediation or arbitration shall be held in Gaborone;

23.6.2	any such negotiation, mediation or arbitration shall be conducted in the English language;

23.6.3	the governing substantive law of the contract shall be the law of the Republic of Botswana;

23.6.4	the governing procedural law of the arbitration shall be the law of the Republic of Botswana;

23.6.5	the arbitrator referred to in clause 23.5 shall have the same remedial powers as a court of law in the Republic of Botswana would have were it adjudicating the dispute; and

23.6.6	the arbitrator shall deliver an award together with written reasons within 30 (thirty) calendar days from the date upon which the arbitration ends.

23.7	Notwithstanding anything to the contrary contained in this clause 23, any party to the Dispute shall be entitled to apply for, and if successful, be granted: (i) an order to compel arbitration; (ii) interim measures of protection prior to or pending arbitration; (iii) injunctive relief as may be necessary and appropriate; (iv) an order to enforce any decision of the arbitrator, including the final award; (v) judgement in relation to a liquidated claim; (vi) an order to enforce any security granted in terms of, or relating to, this Agreement; or (vii) an interdict or other interim and/or urgent relief from any duly constituted competent court having jurisdiction.

23.8	For the purposes of clause 23.7 and for the purposes of having any award made by the arbitrator an order of court, each of the Parties hereby submits itself to the jurisdiction of the Court.

23.9	This clause 23 constitutes an irrevocable consent by each of the Parties to any proceedings in terms hereof, is severable from the rest of the Agreement and shall, notwithstanding the termination of this Agreement, remain in full force and effect.

24.	BREACH

24.1	Should any Party (“Defaulting Party”) commit any breach of this Agreement the non-defaulting Parties shall be entitled to terminate this Agreement prior to the Closing Date if the breach is material and cannot be remedied adequately by the payment of damages and such breach is not remedied or is not capable of being remedied by specific performance within a reasonable time after the Defaulting Party receives written notice from any of the non-defaulting Parties to remedy the breach.

24.2	Subject to the provisions of clause 24.3 below, no Party shall be entitled to terminate this Agreement after the Closing Date as a result of any breach of this Agreement but shall be entitled to seek damages from the Party that breached the Agreement.

24.3	Notwithstanding the provisions of clause 24.2 above, the Seller shall be entitled to terminate this Agreement and claim restitution of the Sale Assets in the limited circumstances set out hereunder and at no other time and for no other reason:

24.3.1	where the Purchaser has failed to comply with its obligations in terms of clause 13 as read with clause 10.3;

24.3.2	where the Purchaser makes an Election to abandon its intention to submit the Section 43 Application, as further set out in clause 10.3.5; and

24.3.3	where the Purchaser fails to pay the Section 43 Payment in accordance with the provisions of clause 10.2.2;

provided that, if the Purchaser at any time prepays the Section 43 Payment as provided for in clause 10.4, the Seller’s rights of termination and restitution shall immediately fall away.

24.4	The remedies of each Party in terms of this clause 24 shall not be exhaustive and shall be in addition and without prejudice to any other remedies such Party has under or in consequence of this Agreement.

25.	PURCHASER GUARANTOR

25.1	In consideration of the Seller entering into this Agreement, the Purchaser Guarantor irrevocably and unconditionally guarantees to the Seller punctual performance by the Purchaser of the Purchaser’s obligations under this Agreement and undertakes to the Seller that:

25.1.1	whenever the Purchaser does not pay any amount when due under or in connection with this Agreement, subject to clause 25.5, the Purchaser Guarantor shall immediately on demand pay that amount as if it was the principal obligor (it being recorded that such demand must simultaneously be made against the Purchaser for immediate payment on a joint and several basis); and

25.1.2	whenever the Purchaser fails to perform any other obligations under this Agreement, subject to clause 25.5, the Purchaser Guarantor shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation;

so that the same benefits are conferred on the Seller as it would have received if such obligation had been performed and satisfied by the Purchaser.

25.2	The Purchaser Guarantor, as principal obligor and as a separate and independent obligation, undertakes, subject to clause 25.5, to indemnify and hold the Seller harmless from and against any loss suffered or incurred by it as a result of the non-performance by the Purchaser of any of its obligations under this Agreement.

25.3	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Purchaser under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

25.4	The obligations of the Purchaser Guarantor will not be affected by any act, omission, matter or thing which, but for this clause 25, would reduce, release or prejudice any of its obligations under this Agreement including:

25.4.1	any time, waiver or consent granted to the Purchaser or any other person;

25.4.2	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against the Purchaser under this Agreement;

25.4.3	the insolvency (or similar proceedings) of the Purchaser, any incapacity or lack of power, authority or legal personality of the Purchaser or change in control, ownership or status of the Purchaser;

25.4.4	any amendment to this Agreement;

25.4.5	any illegality, invalidity or unenforceability of any obligation of any person under this Agreement; or

25.4.6	any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of the Purchaser Guarantor or any of the rights, powers and remedies conferred on the Seller under this Agreement.

25.5	The Seller acknowledges and agrees that, subject to what follows, and before it is entitled to claim against the Purchaser Guarantor under this clause 25:

25.5.1	the Seller is first required to claim against the Purchaser for non-performance of any of the Purchaser’s obligations under this Agreement, which claim must be fully and finally settled or determined pursuant to clause 23 (Dispute Resolution) (in the event of a bona fide dispute in respect of such claim);

25.5.2	a period of five (5) Business Days must pass following the date of the full and final settlement or determination referred to in clause 25.5.1 above; and

25.5.3	until all amounts which may be or become payable by the Purchaser under or in connection with this Agreement have been irrevocably paid in full;

25.5.4	the Seller shall not be obliged to apply any sums held or received by it from the Purchaser Guarantor towards payment of the Purchaser’s obligations; and

25.5.5	the Purchaser Guarantor will not exercise any rights which it may have to be indemnified by the Purchaser or otherwise claim from the Purchaser any sums which may be owing to it from the Seller;

it being acknowledged by the Purchaser and the Purchaser Guarantor that the rights incorporated in this clause 25.5 shall only arise upon the receipt of payment of the Section 43 Payment by the Seller and not before.

25.6	The Purchaser Guarantor undertakes to hold any security taken from the Purchaser in connection with this guarantee and indemnity and any monies or rights received by the Purchaser Guarantor from the Purchaser as trustee on trust for the Seller pending discharge in full of all of the Purchaser Guarantor’s obligations under this Agreement.

25.7	The liability of the Purchaser Guarantor in respect of any claim under this clause 25 shall be limited in the same way as the corresponding claim first made against the Purchaser in accordance with clause 25.5.

26.	FORCE MAJEURE

26.1	In this Agreement, “Force Majeure” shall mean any cause preventing either Party from performing any or all of its obligations which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Party so prevented including without limitation, strikes, lock-outs or other industrial disputes (whether involving the workforce of the Party so prevented or of any other Party), act of God, pestilence, disease, epidemics, pandemics, quarantines, war, riot, civil commotion, malicious damages, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm.

26.2	If either Party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, that Party shall forthwith serve notice in writing on the other Party specifying the nature and extent of the circumstances giving rise to Force Majeure, and shall subject to service of such notice in accordance with clause 29 and subject to clause 26.4 have no liability in respect of the performance of such of its obligations as are prevented by the Force majeure events during the continuation of such events, and for such time after the cease as is necessary for that party, using all reasonable endeavours, to recommence its affected operations in order for it to perform its obligations.

26.3	If either Party is prevented from performance of its obligations for a continuous period in excess of 6 (six) months, the other Party may terminate this Agreement forthwith on service of written notice upon the Party so prevented, in which case neither Party shall have any liability to the other except that rights and liabilities which accrued prior to such termination shall continue to subsist or if appropriate, provide for any specific provisions which are to be saved and/or specify whether payments are to be made for goods or services already delivered or rendered, or goods not paid for are to be returned, or compensatory payments are to be made.

26.4	The Party claiming to be prevented or delayed in the performance of any of its obligations under this Agreement by reason of Force Majeure shall take all steps as are necessary, use all reasonable endeavours without hereby being obliged to incur any expenditure or cost to bring the force majeure event to a close or to find a solution by which the Agreement may be performed despite the continuance of the Force Majeure event.

27.	ANNOUNCEMENTS AND CONFIDENTIALITY

27.1	Except as required by Applicable Laws and subject to clause 27.5, no signatory to this Agreement shall make any announcement or statement about this Agreement or its contents without first having obtained the other signatories’ prior written consent to the announcement or statement and to its contents, provided that such consent may be withheld.

27.2	Except as required by Applicable Laws and subject to clause 27.6, each signatory to this Agreement shall at all times keep in confidence any confidential information of the other signatories that it may acquire for the purposes of or in connection with this Agreement and shall not use or permit the use of such information for any other purpose and shall not disclose such information to any third party without the prior written consent of the other signatories.

27.3	Except as required by Applicable Laws and subject to clause 27.6, the signatories to this Agreement also agree to keep the existence and contents of this Agreement confidential between themselves, and each signatory accordingly undertakes to the others not to disclose the existence or any of the contents of this Agreement to any third party, without the prior written consent of the other signatories.

27.4	Each of the signatories to this Agreement shall use reasonable endeavours to procure that its Affiliates, officers, employees and agents observe a corresponding obligation of confidence to that set out in clauses 27.1, 27.2 and 27.3.

27.5	The provisions of this clause 27 shall supersede any and all confidentiality agreements between the Purchaser and its Affiliates and any of the Sellers.

27.6	Notwithstanding clauses 27.1, 27.2 and 27.3, the Purchaser and its Affiliates shall be entitled to disclose such information as may be reasonably required to enable the Purchaser and its Affiliates to engage with media and local stakeholders as required to build a trusted relationship and social licence, provided that prior to the Closing Date, the Purchaser shall, before making any such disclosure, consult with the Seller as to the content thereof; it being recorded that no press release and/or announcements shall precede any such announcement of the Transaction by the Liquidator and/or GRB.

28.	GENERAL

28.1	Communications between the Parties

All notices, demands and other oral or written communications given or made by or on behalf of any of the signatories to this Agreement to the others of them shall be in English.

28.2	Remedies

No remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, by statute or otherwise. Each remedy is cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, by statute or otherwise. The election of any one or more remedies by any of the signatories to this Agreement does not constitute a waiver by such signatory of the right to pursue any other remedy.

28.3	Entire Agreement

28.3.1	This Agreement, as read with the Memorandum of Understanding, constitutes the entire agreement between the signatories to this Agreement in regard to its subject matter; it being recorded that in the event of a conflict as between the Memorandum of Understanding and this Agreement the provisions of this Agreement shall prevail.
28.3.2	None of the signatories to this Agreement shall have any claim or right of action arising from any undertaking, representation or warranty not included in this Agreement.

28.4	Variations

No agreement to vary, add to or cancel this Agreement shall be of any force or effect unless recorded in writing and signed by or on behalf of the signatories to this Agreement, provided that it is acknowledged that the Schedules to the Agreement may have to be updated or replaced after the Signature Date to allow for amendments to be made. Such revised Schedules may be agreed per email between the Parties.

28.5	No Waiver

28.5.1	A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and is not deemed a waiver of any subsequent breach or default.

28.5.2	A failure to exercise or a delay by a signatory to this Agreement in exercising any right or remedy provided under this Agreement or by law does not constitute a waiver of that or any other right or remedy, nor does it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law prevents or restricts the further exercise of that or any other right or remedy.

28.6	Survival of Rights, Duties and Obligations

Termination or expiry of this Agreement for any cause does not release any signatory from any liability which at the time of termination or expiry has already accrued to such signatory or which thereafter may accrue in respect of any act or omission prior to such termination or expiry.

28.7	Severance

If any provision of this Agreement, which is not material to its efficacy as a whole, is rendered void, illegal or unenforceable in any respect under any law: (i) such provision shall be deemed to be amended to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the signatories as expressed in, and the benefits to such signatories provided by, such provision; or (ii) if such provision cannot be so amended, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. No such amendment or severance shall in any way affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

28.8	Binding Effect; Assignment

28.8.1	This Agreement shall be binding upon and inure to the benefit of the signatories to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

28.8.2	Save as permitted by the provisions of this Agreement, no signatory to this Agreement may cede any of its rights or delegate any of its obligations under this Agreement, unless such cession, assignment and or delegation is to an Affiliate; provided however that notwithstanding such cession, assignment and or delegation each of the Purchaser and/ or Purchaser Guarantor shall remain liable for their respective obligations in terms hereof.

28.9	General Co-operation

The signatories to this Agreement shall co-operate with each other and execute and deliver to the other signatories such other instruments and documents and take such other actions as may be necessary or reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

28.10	Rights of Third Parties

28.10.1	This is an agreement between the signatories to this Agreement only and no rights are stipulated for the benefit of any third party.

28.10.2	Notwithstanding any term of this Agreement, the consent of any person who is not a signatory to this Agreement is not required to amend, vary, cancel or rescind this Agreement at any time except to the extent that the relevant amendment, variation, cancellation or rescission (as the case may be) relates directly to the right conferred upon any applicable third party under a stipulation for the benefit of that party contained in this Agreement that has been accepted by that third party.

28.11	Counterparts

This Agreement may be signed in any number of counterparts, and by each signatory on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

28.12	Conflicts with other Agreements

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the signatories to this Agreement and as between: (i) the Seller and its Subsidiaries; unless: (a) such other agreement expressly states that it overrides this Agreement in the relevant respect; and (b) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

28.13	Governing Law and Jurisdiction

28.13.1	This Agreement and the rights and obligations of the Parties, including all non-contractual obligations arising under or in connection with this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of Botswana.

28.13.2	Each of the signatories to this Agreement hereby irrevocably submits hereunder to the exclusive jurisdiction of the Court in respect of any claim, dispute or difference arising out of, or in connection with, this Agreement and/or any non-contractual obligation arising in connection with this Agreement.

29.	ADDRESSES FOR LEGAL PROCESSES AND NOTICES

29.1	The signatories to this Agreement choose for the purposes of this Agreement the following addresses and email addresses:

29.1.1	The Purchaser

Address: 130 Spadina Avenue, Suite 401

Toronto, ON

Canada, M5V 2L4

Email address: kmorrison@premiumnickel.com

Marked for the attention of Keith Morrison, CEO

29.1.2	The Purchaser Guarantor

Address: Plot 61949, Tsholofelo East,

Gaborone, Botswana

Email address: montwedi@premiumnickel.com

Marked for the attention of Montwedi Mphathi, CEO

29.1.3	The Seller and the Liquidator:

Address: c/o Bookbinder Business Law

9th Floor iTower North, Plot 54368

Gaborone, Botswana

Email address: jeffrey@bookbinderlaw.co.bw

With a copy to: trevor@sanek.co.za

Marked for the attention of Jeffrey Bookbinder

29.2	Any legal process to be served on any of the signatories to this Agreement may be served on it at the address specified for it in clause 29.1 and it chooses that address as its domicilium citandi et executandi for all purposes under this Agreement.

29.3	Any notice or other communication to be given to any of the signatories to this Agreement in terms of this Agreement is valid and effective only if it is given in writing, provided that any notice given by email is regarded for this purpose as having been given in writing.

29.4	Each notice by email to a signatory to this Agreement at the email address specified for it in clause 29.1 is deemed to have been received within 5 (five) hours of transmission if it is transmitted during normal business hours of the receiving party or within 5 (five) hours of the beginning of the next Business Day at the destination after it is transmitted, if it is transmitted outside those Business Hours.

29.5	A notice to any of the signatories to this Agreement which is sent by overnight courier in a correctly addressed envelope to the address specified for it in clause 29.1 is deemed to have been received on the Business Day following the date it is sent.

29.6	Notwithstanding anything to the contrary in this clause 29, a written notice or other communication actually received by any of the signatories to this Agreement is adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address.

29.7	Any signatory to this Agreement may by written notice to the other signatories change its address or email address for the purposes of clause 29.1 to any other address (other than a post office box number) provided that the change will become effective on the day following receipt of the notice.

30.	COSTS

Each signatory to this Agreement is responsible for its own costs, legal fees and other expenses incurred in the negotiation, preparation and execution of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

SIGNED at Cape Town on this the 22nd day of September 2021.

For and on behalf of

BCL LIMITED (IN LIQUIDATION)

/s/
Signatory:
Capacity:
Who warrants his authority hereto

SIGNED at Cape Town on this the 22nd day of September 2021.

For and on behalf of
TREVOR GLAUM n.o. (IN HIS CAPACITY AS LIQUIDATOR OF BCL LIMITED (IN LIQUIDATION))

/s/
Signatory:
Capacity:
Who warrants his authority hereto

SIGNED at Gaborone on this the 28th day of September 2021.

For and on behalf of

PREMIUM NICKEL RESOURCES PROPRIETARY LIMITED

/s/ Kneipe Setlmare
Signatory: Kneipe Setlmare
Capacity: Director
Who warrants his authority hereto

SIGNED at Gaborone on this the 28th day of September 2021.

For and on behalf of

PREMIUM NICKEL RESOURCES CORPORATION

/s/ Keith Morrison
Signatory: Keith Morrison
Capacity: CEO
Who warrants his authority hereto

SCHEDULE 1
BCL MINING LEASE

SCHEDULE 2
BCL SERVITUDE LEASE

SCHEDULE 3
BCL SURFACE AREA LEASE

SCHEDULE 4
CLOSING DATE CONTRACTS

Closing Date Contracts means (subject to the Transitional Services Agreement):

(i)	Contract with Botswana Power Corporation for the supply of power to the Sale Mining Licence Area

(ii)	Contract with Water Utilities Corporation for the supply of water to the Sale Mining Licence Area

SCHEDULE 5
DISCLOSURE LETTER

SCHEDULE 6
EMPLOYEES

SCHEDULE 7
FIXED ASSETS AND INFRASTRUCTURE

SCHEDULE 8
MOVABLE ASSETS

SCHEDULE 9
PURCHASED RESIDENTIAL PROPERTIES

SCHEDULE 10

SKETCH OF SALE MINING LICENCE AREA AND SALE SURFACE RIGHTS AREA